Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-202243

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2015

(To Prospectus Dated February 23, 2015)

$350,000,000

Unisys Corporation

    % Senior Secured Notes due 2020

The notes will bear interest at the rate of     % per year. Interest on the notes is payable semi-annually in arrears on                     and                      of each year, beginning                     , 2016. The notes will mature on                     , 2020.

We may redeem the notes, in whole or in part, on and after                     , 2017 at the redemption prices specified in this prospectus supplement. In addition, we may redeem the notes, in whole or in part, prior to                     , 2017, at a price equal to 100% of the principal amount of the notes being redeemed plus an applicable premium specified under the caption “Description of the Notes — Optional Redemption.” If a Change of Control Repurchase Event (as hereinafter defined) occurs, unless we have exercised our right to redeem the notes in full, we will be required to make an offer to repurchase the notes in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of the repurchase. See “Description of the Notes — Change of Control.”

The notes will be our general obligations and will be secured equally and ratably with all existing and future parity lien debt and all other parity lien obligations, including our existing 6.25% Senior Notes due 2017, by first-priority liens on all Notes Collateral (as hereinafter defined) from time to time owned by us and second-priority liens on all ABL Collateral (as hereinafter defined) from time to time owned by us, in each case, subject to certain permitted liens.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12.

	Per Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to us (before expenses)%		$

Interest on the notes will accrue from                     , 2015 to date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on or about                 , 2015, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch

Co-Managers

Citigroup	HSBC	RBS

September     , 2015

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date.

S-i

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from expectations.

Factors that could affect future results include, but are not limited to, the following:

•	our future results will depend on our ability to effectively anticipate and respond to volatility and rapid technological innovation in our industry;

•	our future results will depend on our ability to maintain and grow our technology business;

•	our future results will depend on our ability to maintain and grow and improve margins in our services business;

•	our future results will depend on driving efficiencies across all our operations;

•	we have significant pension obligations and will be required to make additional significant cash contributions to our defined benefit pension plans;

•	our future results will also depend in part on our ability to attract, motivate and retain experienced and knowledgeable personnel in key positions;

•

we face aggressive competition in the information services and technology marketplace, which could lead to reduced demand for our products and services and could have an adverse effect on our business;

•	our future results will depend on our ability to retain significant clients;

•	our contracts may not be as profitable as expected or provide the expected level of revenues;

•	cybersecurity breaches could result in our incurring significant costs and could harm our business and reputation;

•	a significant disruption in our IT systems could adversely affect our business and reputation;

•	we may face damage to our reputation or legal liability if our clients are not satisfied with our services or products;

•	our future results will depend in part on the performance and capabilities of third parties with whom we have commercial relationships;

•	our business can be adversely affected by global economic conditions, acts of war, terrorism or natural disasters;

•	our contracts with U.S. governmental agencies may subject us to audits, criminal penalties, sanctions and other expenses and fines;

•	approximately half of our revenue is derived from operations outside of the United States, and we are subject to the risks of doing business internationally;

•	financial market conditions may inhibit our ability to access capital and credit markets to address our liquidity needs;

•	our services or products may infringe upon the intellectual property rights of others;

•	pending litigation could affect our results of operations or cash flow; and

•	we could face business and financial risk in implementing future dispositions or acquisitions.

S-ii

Any forward-looking statement speaks only as of the date on which that statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. This prospectus supplement also incorporates by reference the information described under “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” The second part is the accompanying prospectus dated February 23, 2015. The accompanying prospectus contains a description of securities we may sell and gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus supplement is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus supplement is accurate as of any other date. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

When used in this prospectus supplement, the terms “Unisys,” “Company,” “we,” “our” and “us” refer to Unisys Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires. Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. All other trademarks referenced herein are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF

CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. We maintain a web site at www.unisys.com. The information on our web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

You may also read and copy reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

S-iii

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

1.	Annual Report on Form 10-K for the year ended December 31, 2014 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2015, as amended).

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

3.	Current Reports on Form 8-K filed on April 23, 2015 (except Items 2.02 and 9.01), May 4, 2015 and August 3, 2015.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

Attention: Investor Relations

(215) 986-5777

S-iv

SUMMARY

The following summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find More Information; Incorporation of Certain Documents by Reference” before making an investment decision.

About Unisys

Unisys Corporation is a global information technology (“IT”) company. We work with many of the world’s largest companies and government organizations to solve their most pressing IT and business challenges. We specialize in providing integrated, leading-edge solutions to clients in the government, financial services and commercial markets. Our offerings include cloud and infrastructure services, application services, security solutions and high-end server technology. We have more than 20,000 employees serving clients around the world.

We operate in two business segments — Services and Technology. Financial information concerning the two segments can be found in Note 14, “Segment information,” of the notes to our consolidated financial statements appearing in our annual report to stockholders for the year ended December 31, 2014, which is incorporated herein by reference.

In our Services segment, we provide services to help our clients improve their competitiveness, security and cost efficiency. Our services include cloud and infrastructure services, application services and business process outsourcing services.

•

In cloud and infrastructure services, we help clients apply cloud and as-a-service delivery models to capitalize on business opportunities, make their end users more productive and more cost-effectively manage and secure their IT infrastructure and operations.

•

In application services, we help clients transform their business processes by providing advanced solutions for select industries, developing and managing new leading-edge applications and modernizing existing enterprise applications.

•	In business process outsourcing services, we assume management of critical processes and functions for clients in target industries, helping them improve performance and reduce costs.

In our Technology segment, we design and develop software, servers and related products to help clients reduce costs, improve security and flexibility, and improve the efficiency of their data center environments. As a pioneer in large-scale computing, Unisys offers deep experience and rich technological capabilities in transaction-intensive, mission-critical environments. We provide a range of data center, infrastructure management and cloud computing offerings to help clients virtualize and automate their data-center environments. Product offerings include enterprise-class servers, such as the ClearPath® family of servers, the Forward! by Unisys™ line of fabric servers, and the ES family of servers; the Unisys Stealth™ family of security software; and operating system software and middleware.

The primary vertical markets Unisys serves worldwide are government (comprising the U.S. federal government and other public sector organizations globally), commercial and financial services.

We market our products and services primarily through a direct sales force. In certain foreign countries, we market primarily through distributors. Complementing our direct sales force, we make use of a select group of resellers and alliance partners to market our services and product portfolio.

Competitive Strengths

We believe that we are well-positioned to capitalize on the following competitive strengths to achieve future growth:

Long-Term, Blue-Chip Customer Base.    We have a customer base of more than 1,500 clients, including some of the largest, most recognizable government agencies, commercial businesses and financial services companies around the world. Many of these organizations have been our clients for decades, relying on us for solutions and technology to run their most mission-critical applications. Our client base is also highly diverse, with no one customer accounting for more than 5% of our fiscal year 2014 revenue. To best serve our clients, we are organized into two core client relationship-focused teams: Enterprise Solutions and U.S. Federal, which clients accounted for 81% and 19% of our revenues for the first six months of 2015, respectively. The strength and diversity of our client relationships provide an important advantage for us in terms of selling new services and solutions.

Large Contractual Backlog and Annuity Revenue Stream.    A significant portion of our business is in the form of recurring, multi-year outsourcing and managed services contracts. As of June 30, 2015, these contracts created a $4.4 billion backlog of services revenue that provides significant visibility into our future revenue, earnings, and cash flows, while enabling management to optimally manage the size and infrastructure of our business. In comparison, we had $4.7 billion in backlog of services revenue as of June 30, 2014. On a constant currency basis, backlog increased 3.5% year-over-year. We expect $605 million of services backlog to turn into services revenue for the third fiscal quarter.

Global Service and Support Capabilities.    We operate a global network of client service and support centers that are certified to ISO standards for service management, service quality and information security. In addition, our service professionals use a globally integrated service delivery platform that implements best practices from the established Information Technology Infrastructure frameworks. Our standards-based global network allows us to provide our clients around the world with consistent, service and support.

Mission-critical technology and engineering capabilities.    Our technology is used to power some of the world’s most complex, transaction-intensive systems in government, banking, airlines and transportation, and other industries. We have deep capabilities in high-end systems engineering and design, with more than 1,000 patents for advanced technologies. As a result of our engineering expertise, our technology provides consistently high levels of performance, reliability, and availability that our clients rely on for their most mission-critical systems. Our mission-critical technology and engineering capabilities enhance longevity in client relationships and provide a key differentiator for us in helping our clients address their pressing IT challenges.

Experienced leadership.    We have and expect to continue to strengthen our management team with experienced leaders from Fortune 500 companies, consulting firms, federal and local government agencies and other leaders with a track record of growth, innovation, and customer service excellence. In connection with our new business strategy described below, there may be further refinements to our management team. The leadership team is focused and incentivized on profitably growing the business, achieving our financial targets, and driving stockholder value.

Business Strategy

We are implementing a comprehensive program to enhance our profitability, drive revenue growth and increase our competitiveness and responsiveness in the fast-changing IT marketplace. The program is led by our senior management team and spearheaded by our President and CEO Peter Altabef, who joined Unisys on January 1, 2015. The multi-faceted program includes:

•

Increasing focus on growing vertical market segments, specifically within the government, commercial and financial services sectors, where we can build on areas of leadership and expertise and continue to differentiate ourselves while driving revenue growth through solutions that leverage cloud, as-a-service, security, mobile and data analytics;

•

Leveraging best-in-class services and technology, and drive standardization in operations and delivery processes across geographies and industry verticals to provide the highest quality content and solutions to our customers and enhance gross margins;

•

Investing in innovative, next-generation solutions for these vertical markets that leverage Unisys software and other intellectual property including our current industry recognized portfolio of products and services ClearPath®, Forward! by Unisys™, Unisys Stealth™, AirCore®, Edge Service Management by Unisys™, and HOLMES™ application based on U-LEAF™; and

•

Reducing cost structure and enhancing competitiveness by streamlining processes, reducing bureaucracy and management layers, and rebalancing our global skills set to optimize both operations and the go-to-market strategy.

In connection with this program, we announced on April 23, 2015 that we expect to recognize a pretax restructuring charge estimated at approximately $300 million over the next several quarters. The cost reduction initiatives would include reducing our worldwide headcount by approximately 8 percent. As a result of these actions, we expect to generate annualized savings of approximately $200 million by the end of 2016.

Corporate Information

Our principal executive offices are located at 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. Our telephone number is (215) 986-4011. Our corporate website address is www.unisys.com. The website address is a textual reference only, meaning that the information contained on our website is not part of, and is not incorporated by reference in, this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes.

Issuer	Unisys Corporation.

Notes Offered	$350,000,000 in aggregate principal amount of % senior secured notes due 2020.

Denomination	$2,000 and any integral multiple of $1,000 in excess thereof.

Maturity	, 2020.

Interest Payment Dates	and , commencing on 2016. Interest will accrue from , 2015.

Future Subsidiary Guarantees	The notes will not be guaranteed by any of our subsidiaries on the date the notes are initially issued. However, the notes will be required to be guaranteed on a senior secured basis by any of our existing and future direct and indirect Wholly Owned Domestic Subsidiaries (as defined in the indenture governing the notes) if any such subsidiary issues certain indebtedness or guarantees certain of our indebtedness (such subsidiaries, “Future Guarantors”). Thereafter, under certain circumstances, such Future Guarantors may be released from their subsidiary guarantees without the consent of the holders of notes. See “Description of the Notes — Subsidiary Guarantors.”

Collateral	The notes will be secured, together with all existing and future Parity Lien Debt and all other Parity Lien Obligations (in each case, as defined in “Description of the Notes”), equally and ratably by first-priority liens on all Notes Collateral from time to time owned by us and by second-priority liens on all ABL Collateral from time to time owned by us, in each case subject to certain permitted liens.

The collateral will consist of substantially all of the tangible and intangible assets owned by the Company or any Future Guarantors, which includes primarily intellectual property, equipment, inventory, indebtedness owed to Unisys or any Future Guarantors, and capital stock in certain of our existing and future subsidiaries, subject to certain limitations. The collateral trustee under the collateral trust agreement will hold liens on the collateral in trust for the benefit of the holders of the notes, our existing 6.25% Senior Notes due 2017 (the “Existing Senior Notes”) and any future Priority Lien Obligations. See “Description of the Notes — Collateral Trust Agreement — Collateral.”

The collateral will not include, among other things:

•

any real property or fixtures (i) located outside the United States, (ii) located in the United States with a fair market value less than $5.0 million, or (iii) located at 3199 Pilot Knob Road, Eagan, Minnesota;

•	any leasehold interests in real property;

•	accounts receivable and related assets transferred or purported to be transferred in a permitted sales-type lease transaction;

•	certain deposit or checking accounts with balances below $1.0 million (so long as the aggregate balance of all such accounts does not exceed $10.0 million);

•	cash or cash equivalents securing reimbursement obligations under letter of credit or surety bonds, not otherwise secured by Parity Liens or Permitted ABL Liens;

•

stock of any of our existing or future subsidiaries to the extent that the pledge of such stock to secure the notes or the subsidiary guarantees, if any, would require separate financial statements of such subsidiary to be filed with the SEC (or any other governmental agency) under Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation); and

•	equity interests in any joint venture if the pledge thereof is not permitted by the joint venture documents.

Assets held by non-guarantor subsidiaries will not constitute Collateral. On the issue date, none of our subsidiaries will guarantee the notes.

Ranking	The notes:

•	will be our general obligations;

•

will be secured, equally and ratably with all existing and future Parity Lien Debt, including our Existing Senior Notes, by first-priority liens on all Notes Collateral from time to time owned by us and second-priority liens on all ABL Collateral from time to time owned by us, in each case, subject to certain permitted liens;

•

will be effectively junior, to the extent of the value of the ABL Collateral, to all of our future obligations under any Permitted ABL Debt, including obligations under our secured revolving credit facility, dated June 23, 2011, as amended from time to time (the “Credit Agreement”), which will be secured on a first-priority basis by liens on the ABL Collateral;

•

will rank equally in right of payment with all of our existing and future unsubordinated obligations, including our Existing Senior Notes, and senior in right of payment to all of our existing and future subordinated obligations;

•

will be structurally subordinated to all existing and future liabilities of our subsidiaries that are not guarantors, including the secured guarantees by certain of such subsidiaries of obligations under our Credit Agreement; and

•	will not be guaranteed by, and will not be secured by the assets of, any of our subsidiaries on the issue date.

At June 30, 2015, on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds,” and the grant of pari passu liens to secure our Existing Senior Notes, our total debt outstanding would have been approximately $605.5 million, of which approximately $560.0 million would have been Parity Lien Debt and approximately $45.5 million would have consisted of debt and capital leases secured by certain permitted liens.

Our U.S. pension obligations constitute joint and several obligations of us and our subsidiaries. Our foreign pension obligations, which as of June 30, 2015 totaled approximately $0.6 billion, constitute obligations of the respective foreign subsidiaries to which they relate. Claims against the Company with respect to such U.S. pension obligations will be effectively junior to the notes, to the extent of the value of the collateral securing the notes. Claims against our subsidiaries with respect to our U.S. and foreign pension obligations will be structurally senior to the notes. As of June 30, 2015, we and our subsidiaries had approximately $2.1 billion of unfunded pension obligations, all of which would be structurally senior to the notes to the extent of the assets and cash flows of the non-guarantor subsidiaries to which such claims have recourse.

As of June 30, 2015, our subsidiaries had approximately $102.3 million in trade payables and indebtedness, excluding intercompany indebtedness and guarantees of our obligations under our Credit Agreement. For the six months ended June 30, 2015, our subsidiaries generated customer revenue of $0.8 billion, or approximately 51% of our consolidated revenue and represented 52% of our consolidated assets. See “Risk Factors — Risks Related to the Notes — The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes, including our pension obligations” and “Risk Factors — Risks Related to the Notes — We do not separately compile financial information for our subsidiaries on a U.S. GAAP basis. However, you should assume that a significant portion of our assets and liabilities are attributable to our subsidiaries.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the notes and the administrative agent under the Credit Agreement will be parties to an intercreditor agreement, which sets forth certain limitations on the rights and obligations of each of the secured parties. See “Description of the Notes — Intercreditor Agreement.”

Optional Redemption

We may redeem the notes, in whole or in part, on and after                     , 2017 at a redemption price of     % of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. The redemption price will decline each year after 2017 and will be 100% of their

principal amount, plus accrued interest, beginning on                     , 2019. We may also redeem the notes, in whole or in part, prior to                     , 2017 at a price equal to 100% of the principal amount of the notes being redeemed plus an applicable premium, as described in “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	Upon a Change of Control Repurchase Event, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Change of Control.”

Certain Covenants	The indenture governing the notes will contain certain covenants, including restrictions on our ability and the ability of our subsidiaries to incur secured indebtedness or enter into certain sale and leaseback transactions or sales, transfers and other dispositions of assets. See “Description of the Notes — Sale of Collateral” and “Description of the Notes — Certain Covenants.”

If the notes are rated Investment Grade by both of Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default or event of default shall have occurred and be continuing, the note guarantees of any subsidiary guarantor (and any liens securing such note guarantees, if any) will be deemed released with respect to the notes and the applicable provisions relating to the note guarantees shall be suspended (the “Suspended Provisions”). In the event that the notes are no longer rated Investment Grade by either of S&P or Moody’s or an event of default shall have occurred and be continuing, the Suspended Provisions will be reinstated with respect to the notes. See “Description of the Notes — Certain Covenants — Suspension of Subsidiary Guarantees and Liens in Respect of the Notes” and “Risk Factors — Risks Related to the Notes — There are circumstances, other than repayment or discharge of the notes, under which the collateral securing the notes and any future subsidiary guarantees will be released automatically, without your consent or the consent of the trustee.”

Mandatory Redemption; Sinking Fund	None.

Trustee and Collateral Trustee	Wells Fargo Bank, National Association.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include funding cost reduction and savings initiatives, obligations under our defined benefit plans and investments in next-generation services and technologies. See “Use of Proceeds.”

Risk Factors	You should carefully consider the information under “Risk Factors” beginning on page S-12 of this prospectus supplement and information under “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 in deciding whether to purchase the notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth our summary historical financial information. The summary historical financial information as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary historical financial information as of and for the six months ended June 30, 2015 and 2014 has been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Effective January 1, 2015, we changed the grouping of certain of our classes of products and services. As a result, certain revenue (principally company technology products) previously reported in our Services segment is now reported in our Technology segment. As a result, segment revenue and cost of sales, as well as customer revenue by classes of similar products and services, for fiscal years 2014 and 2013 and for the six months ended June 30, 2014, have been reclassified to conform to the presentation of the six months ended June 30, 2015.

Our historical results are not necessarily indicative of future operating results. Various factors will have an effect on our financial condition and results of operations. You should read the summary historical financial information in conjunction with the information under “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included herein or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Years Ended December 31,										Six Months Ended June 30,
	2014		2013		2012		2011		2010		2015	2014
	(in millions, except percentage and ratio figures)
Statement of Income Data:
Revenue
Services	$2,785.7	*	$2,850.0	*	*	*	*	*	*	*	$1,300.5	$1,385.1 *
Technology	570.7	*	606.5	*	*	*	*	*	*	*	185.5	183.0 *

Total revenue(1)	3,356.4		3,456.5		3,706.4		3,853.8		4,019.6		1,486.0	1,568.1
Costs and expenses
Services	2,337.8	*	2,351.0	*	*	*	*	*	*	*	1,150.0	1,177.2 *
Technology	240.8	*	257.1	*	*	*	*	*	*	*	94.7	92.7 *

Total costs and expenses	2,578.6		2,608.1		2,732.9		2,866.8		2,947.9		1,244.7	1,269.9

Gross margin	777.8		848.4		973.5		987.0		1,071.7		241.3	298.2
Selling, general and administrative expenses	554.1		559.4		572.8		586.3		617.1		274.2	272.1
Research and development expenses	68.8		69.5		81.5		76.1		78.9		46.6	30.2

Operating profit	154.9		219.5		319.2		324.6		375.7		(79.5)	(4.1)
Interest expense	9.2		9.9		27.5		63.1		101.8		5.3	4.3
Other income (expense), net	(0.2)		9.8		(37.6)		(55.5)		(51.0)		6.3	(12.3)

Income (loss) before income taxes	145.5		219.4		254.1		206.0		222.9		(78.5)	(20.7)
Provision for income taxes	86.2		99.3		97.3		64.8		58.8		18.4	35.9

Consolidated net income (loss) before discontinued operations	59.3		120.1		156.8		141.2		164.1		(96.9)	(56.6)
Income from discontinued operations	—		—		—		—		77.2		—	—
Consolidated net income (loss)	59.3		120.1		156.8		141.2		241.3		(96.9)	(56.6)
Net income attributable to noncontrolling interests	12.6		11.6		11.2		7.2		5.2		4.5	6.3

Net income (loss) attributable to Unisys Corporation	46.7		108.5		145.6		134.0		236.1		(101.4)	(62.9)
Preferred stock dividend	2.7		16.2		16.2		13.5		—		—	2.7

Net income (loss) attributable to Unisys Corporation common stockholders	$44.0		$92.3		$129.4		$120.5		$236.1		$(101.4)	$(65.6)

	Years Ended December 31,					Six Months Ended June 30,
	2014	2013	2012	2011	2010	2015		2014
	(in millions, except percentage and ratio figures)
Statement of Cash Flows Data:
Capital expenditures	$212.8	$151.4	$132.6	$134.4	$203.1	$110.8		$89.4
Net cash flows provided by (used for) operating activities	121.4	187.4	261.3	317.2	336.8	(64.4)		23.4
Net cash flows provided by (used for) investing activities	(195.3)	(162.7)	(126.7)	(96.3)	(61.6)	(83.8)		(77.7)
Net cash flows provided by (used for) financing activities	(36.9)	(23.0)	(204.4)	(319.4)	(91.5)	34.9		(15.1)

Other Financial Data:
EBITDA(2)	$331.2	$375.4	$491.9	$519.8	$635.7	$8.4		$83.6
Adjusted EBITDA(2)	407.7	485.1	646.9	652.8	634.9	115.3		123.7
Adjusted EBITDA margin(3)	12.1%	14.0%	17.5%	16.9%	15.8%	7.8%		7.9%
Adjusted EBITDA less capital expenditures	194.9	333.7	514.3	518.4	431.8	4.5		34.3

Balance Sheet Data (at period end):
Cash and cash equivalents	$494.3	$639.8	$655.6	$714.9	$828.3	$364.8		$574.2
Cash held outside of the United States	316.4	424.5	449.7	456.5	508.8	274.9		378.8
Working capital(4)	319.6	516.0	482.1	487.3	538.7	177.2		369.7
Total assets	2,348.7	2,510.0	2,420.4	2,612.2	3,020.9	2,163.6		2,336.1
6.25% senior notes due 2017	210.0	210.0	210.0	—	—	210.0		210.0
12.75% senior secured notes due 2014	—	—	—	186.2	375.0	—		—
12.50% senior notes due 2016	—	—	—	150.6	150.6	—		—
14.25% senior secured notes due 2015	—	—	—	25.5	246.6	—		—
8.00% senior notes	—	—	—	—	68.0	—		—
Capital leases	14.0	—	—	—	—	13.5		—
Other debt, net of unamortized discounts	—	—	0.3	(2.6)	(16.2)	32.0		0.1
Long-term postretirement liabilities	2,369.9	1,697.2	2,553.5	2,224.0	1,509.2	2,258.1		1,599.6
Total Liabilities	3,801.1	3,173.9	4,009.1	3,923.2	3,954.7	3,619.5		2,964.6

Pro Forma Credit Statistics:(5)
Total pro forma debt						$605.5		N/A
Total pro forma debt/Adjusted EBITDA (LTM)(6)						1.5	x	N/A
Net pro forma debt/Adjusted EBITDA (LTM)(6)(7)						0.4	x	N/A

*	Amounts changed to conform to 2015 presentation.

**	Amounts not shown as they have not been reclassified to conform to 2015 presentation.

(1)	Revenue for the six months ended June 30, 2015 declined 5% from 2015, but grew 3% on a constant currency basis.

(2)	EBITDA represents net income before other income (expense), non-cash share-based compensation expense, interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA means EBITDA adjusted for items which are not considered by management to be indicative of our underlying results. We believe that the inclusion of these adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about our financial performance. However, we have incurred the charges and expenses that constitute these adjustments in prior periods and expect to incur them in future periods. These expectations are forward-looking statements within the meaning of the securities laws and actual results may vary due to various risks and other factors outside of our control, including those identified in the section entitled “Risk Factors.”

EBITDA and Adjusted EBITDA are not measures calculated in accordance with, and they are not alternatives to, measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We have provided EBITDA and Adjusted EBITDA as a means to evaluate the results of our ongoing operations. As non-GAAP measures, both of EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	they do not reflect the impact of earnings or certain cash charges resulting from matters we consider not to be indicative of our ongoing operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and these non-GAAP measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

You are therefore cautioned not to place undue reliance on EBITDA and Adjusted EBITDA and financial ratios based on EBITDA and Adjusted EBITDA. The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income:

	Years Ended December 31					Six Months Ended June 30,
	2014	2013	2012	2011	2010	2015	2014
	(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss) attributable to Unisys Corporation common stockholders	$44.0	$92.3	$129.4	$120.5	$236.1	(101.4)	(65.6)
Income from discontinued operations, net of tax	—	—	—	—	77.2	—	—

Income from continuing operations	44.0	92.3	129.4	120.5	158.9	(101.4)	(65.6)
Net income attributable to noncontrolling interests	12.6	11.6	11.2	7.2	5.2	4.5	6.3
Other income (expense), net	0.2	(9.8)	37.6	55.5	51.0	(6.3)	12.3
Non-cash share-based compensation expense	10.4	12.5	14.3	13.9	9.4	6.2	9.3
Interest expense	9.2	9.9	27.5	63.1	101.8	5.3	4.3
Income tax provision	86.2	99.3	97.3	64.8	58.8	18.4	35.9
Depreciation & Amortization	168.6	159.6	174.6	194.8	250.6	81.7	81.1

EBITDA	331.2	375.4	491.9	519.8	635.7	8.4	83.6

Pension expense	73.8	93.5	108.2	34.3	(2.9)	54.3	37.4
Cost reduction charges(a)	—	—	—	—	—	52.6	—
Preferred stock dividend(b)	2.7	16.2	16.2	13.5	—	—	2.7
Loss on extinguishment of debt	—	—	30.6	85.2	2.1	—	—

Adjusted EBITDA	$407.7	$485.1	$646.9	$652.8	$634.9	$115.3	$123.7

(a)	In connection with our previously announced cost reduction initiatives, we recognized $52.6 million of pretax charges during the six months ended June 30, 2015.

(b)	On March 1, 2014, all of the outstanding shares of 6.25% mandatory convertible preferred stock (2,587,400 shares) were automatically converted (in accordance with its terms) into 6,912,756 shares of common stock. Because March 1, 2014 was not a business day, the mandatory conversion was effected on Monday, March 3, 2014.

(3)	Adjusted EBITDA margin represents Adjusted EBITDA divided by revenue.

(4)	Working capital represents current assets less current liabilities.

(5)	Total pro forma debt and pro forma net debt information gives effect to this offering and the application of the net proceeds of this offering as set forth in “Capitalization” as if they had occurred on June 30, 2015.

(6)	The LTM data is derived by taking specific financial data for the fiscal year ended December 31, 2014, subtracting the financial data for the six months ended June 30, 2014 and adding the financial data for the six months ended June 30, 2015.

(7)	Net debt represents total debt minus total cash and cash equivalents less cash held outside of the United States.

RISK FACTORS

In considering whether to purchase the notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below, which are not exhaustive.

Risks Related to Our Business

Investing in the notes involves risk. We hereby incorporate by reference risk factors in our most recent Annual Report on Form 10-K and Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. You should consider these risks and the other information contained in this prospectus supplement, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the accompanying prospectus and any free writing prospectus before acquiring the notes. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to the Notes

Your right to receive payments on the notes is effectively subordinated to the rights of lenders under any Permitted ABL Debt to the extent of the value of the collateral securing such Permitted ABL Debt on a first-priority basis.

The notes and any future subsidiary guarantees will be secured by (1) a first-priority lien on substantially all of our and any Future Guarantors’ tangible and intangible assets, other than the collateral securing our Credit Agreement and any Permitted ABL Debt on a first-priority basis and (2) a second-priority lien on our and any such Future Guarantors’ collateral which secures our Credit Agreement and any Permitted ABL Debt on a first-priority basis, which collateral consists primarily of accounts receivable, inventory and related assets, in each case subject to certain excluded assets and permitted liens. The lenders under our Credit Agreement and any Permitted ABL Debt will have claims that are prior to the claims of holders of the notes to the extent of the value of the assets securing the obligations under our Credit Agreement and any Permitted ABL Debt on a first-priority basis. In the event of any disposition, distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the lenders under our Credit Agreement and any Permitted ABL Debt will have a prior claim on our assets with respect to which they have a first-priority lien. After claims of the lenders under the Credit Agreement and any Permitted ABL Debt have been satisfied in full, there may no longer be any assets which secured the Credit Agreement or any Permitted ABL Debt on a first-priority basis available to be applied to satisfy the claims of holders of the notes. In addition, as of the closing date, the notes will not be guaranteed by, and will not be secured by the assets of, any of our subsidiaries. Some of our subsidiaries currently guarantee our obligations under our Credit Agreement and have granted a security interest in substantially all of their assets to secure such guarantee. As a result, holders of notes may receive less, ratably, than the lenders under our Credit Agreement. At June 30, 2015, we had no amounts drawn under our Credit Agreement and had approximately $89.6 million available for borrowings thereunder. We will be permitted to borrow substantial additional debt, including debt secured by a first-priority lien on the ABL Collateral, in the future under the terms of the indenture governing the notes.

The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes, including our pension obligations.

The notes will not be guaranteed by, and will not be secured by the assets of, any of our subsidiaries on the date the notes are initially issued. Therefore, the notes will be structurally subordinated to all existing and future liabilities, including trade payables and pension liabilities, of our subsidiaries that do not guarantee the notes (which as of the issue date represents all of our subsidiaries), and the claims of creditors of those subsidiaries, including trade creditors, the PBGC (as defined below) and in the case of certain of our subsidiaries, the creditors under our Credit Agreement, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors and the PBGC, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. As of June 30, 2015, our subsidiaries had approximately $102.3 million in trade payables and indebtedness, excluding intercompany indebtedness, capital leases and guarantees of our obligations under our Credit Agreement.

We and our subsidiaries also have other liabilities, including retirement obligations and deferred revenue, which are substantial. With respect to our U.S. qualified defined benefit pension plan, the Pension Benefit Guaranty Corporation (“PBGC”) has authority under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to terminate an underfunded tax-qualified pension plan if (1) the plan has not met the minimum funding requirements, (2) the plan cannot pay current benefits when due, (3) a lump sum payment has been made to a participant who is a substantial owner of the sponsoring company (and certain other technical conditions exist) or (4) the loss to the PBGC is reasonably expected to increase unreasonably over time if the plan is not terminated. As of June 30, 2015, we and our subsidiaries had approximately $2.1 billion of unfunded retirement plan obligations, all of which, in the event those obligations became payable, including pursuant to plan termination, would be structurally senior to the notes to the extent of the assets and cash flows of the non-guarantor subsidiaries (which as of the issue date represents all of our subsidiaries) to which such claims have recourse.

The notes do not impose any limitations on our ability to incur additional debt, guarantees or other obligations.

The indenture governing the notes does not restrict the future incurrence of unsecured indebtedness, guarantees or other obligations. Except for the limitations on incurring debt secured by liens on assets we and certain of our subsidiaries own (or on entering into sale and leaseback transactions with respect to those assets), the indenture does not restrict our ability to incur additional indebtedness, guarantees or other obligations. We will be permitted to borrow substantial additional debt, all of which may be structurally senior to the notes. See “Description of the Notes — Certain Covenants.”

We do not separately compile financial information for our subsidiaries on a U.S. GAAP basis. However, you should assume that a significant portion of our assets and liabilities are attributable to our subsidiaries.

We report financial information on a consolidated basis. We do not (and do not expect in the future to) separately produce financial information regarding the assets and liabilities of all of our subsidiaries on a U.S. GAAP basis. However, for the purposes of your decision whether to participate in the offering, you should assume that a significant portion of our assets and liabilities are attributable to subsidiaries, none of which will initially guarantee the notes, and that our assets and the assets of Future Guarantors, if any, may not be sufficient to satisfy claims of holders of the notes in the event of our bankruptcy, liquidation or insolvency. For the year ended December 31, 2014 and the six months ended June 30, 2015, our subsidiaries generated customer revenue of $2.0 billion and $0.8 billion, or approximately 59% and 51% of our consolidated revenue, respectively, and represented 54% and 52% of our consolidated assets, respectively.

The definition of a Change of Control requiring us to repurchase the notes is limited, and the market price of the notes may decline if we enter into a transaction that is not a Change of Control under the indenture governing the notes.

The term “Change of Control” (as defined in the indenture governing the notes) is limited in scope and does not include every event that might cause the market price of the notes to decline. Furthermore, if we have an investment grade rating at the time of the Change of Control, we are required to repurchase the notes upon a Change of Control only if, during the period beginning upon the occurrence of the Change of

Control and ending upon the earlier to occur of (i) 60 days after the later of the occurrence of the Change of Control or the public announcement thereof (which period may be extended) or (ii) a reaffirming of an investment grade rating on the notes, such notes have credit ratings below investment grade. As a result, our obligation to repurchase the notes upon the occurrence of a Change of Control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. In addition, our existing notes do not contain a similar limitation, such that we may be required to repurchase our existing notes upon the occurrence of a Change of Control even though we are not required to repurchase the notes. The indenture relating to the notes does not contain any limitation on such repurchases.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Holders of the notes may require us to repurchase their notes upon a Change of Control Repurchase Event as defined under “Description of the Notes — Change of Control.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price of the notes and any other then-existing indebtedness that may be tendered by the holders and lenders thereof in such a circumstance. Furthermore, the terms of our then-existing indebtedness or other agreements may contain financial covenants, event of default provisions or other provisions that could be violated if a Change of Control were to occur or if we were required to repurchase the notes or other debt securities or repay indebtedness containing a similar repurchase or repayment requirement.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the fair market value of the collateral securing the notes has been made in connection with this offering of the notes and the value of the collateral will depend on market and economic conditions, the availability of buyers and other factors. The book value of the collateral should not be relied on as a measure of realizable value for such assets. We cannot assure you of the value of the collateral or that the net proceeds received upon a sale of the collateral would be sufficient to repay all, or would not be substantially less than, amounts due on the notes following a foreclosure upon the collateral (and any payments in respect of prior liens) or a liquidation of our assets or the assets of the guarantors that may grant these security interests.

In the event of a bankruptcy of us or any Future Guarantor, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes. In any bankruptcy proceeding with respect to us or any Future Guarantor, the bankruptcy trustee, the debtor-in-possession or competing creditors may assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.

In the event of a liquidation or foreclosure, the value of the collateral securing the notes is subject to fluctuations based on factors that include general economic conditions, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers and similar factors. The value of the assets pledged as collateral for the notes also could be impaired in the future as a result of our failure to implement our business strategy, competition or other future trends. In addition, courts could limit recoverability with respect to the collateral if they apply laws of a jurisdiction other than the State of New York to a proceeding and deem a portion of the interest claim usurious in violation of applicable public policy. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. A portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any such sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or any Future Guarantor or constitute senior, pari passu or subordinate liens on the collateral, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the collateral located at a particular site and the ability of the trustee to realize or foreclose on the collateral at that site.

In addition, the collateral sale covenant and the definition of collateral sale in the indenture governing the notes have a number of significant exceptions pursuant to which we will be able to sell Notes Collateral without being required to reinvest the proceeds of such sale into assets that will comprise Notes Collateral or to make an offer to the holders of the notes to repurchase the notes.

In addition to the limitations described above, including those contained in the ABL intercreditor agreement, the trustee’s ability to foreclose on some or all of the collateral on behalf of the holders of the notes may also be challenged, limited or prevented on the basis of the priority of the trustee’s security interest in portions of the collateral, the trustee’s security interest not being perfected, the consent of third parties, contractual restrictions, priority issues (including any lien that has become senior to the lien securing the notes on account of the aggregate amount of obligations under the notes exceeding the cap set forth in the intercreditor agreement), state law requirements and practical problems associated with the realization of the trustee’s security interest in the collateral securing the notes, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption and the effect of the order of foreclosure.

The ABL intercreditor agreement will limit the ability of noteholders to exercise rights and remedies with respect to the collateral.

The rights of the noteholders with respect to the collateral will be substantially limited by the terms of the lien ranking and other provisions in the ABL intercreditor agreement and the indenture governing the notes. Under the terms of the ABL intercreditor agreement, at any time that any obligations that have the benefit of senior liens on the ABL Collateral are outstanding, almost any action that may be taken in respect of the ABL Collateral, including the rights to exercise remedies with respect to, release liens on, challenge the liens on, or object to actions taken by the administrative agent under our Credit Agreement with respect to, the ABL Collateral, will be taken at the direction of the administrative agent under our Credit Agreement, at the direction or on behalf of the holders of the obligations secured by the liens on the ABL Collateral, and the trustee, on behalf of noteholders with liens on the ABL Collateral, will not have the ability to control or direct such actions, even if the rights of noteholders are adversely affected. The administrative agent under our Credit Agreement, acting at the direction or on behalf of the lenders under the Credit Agreement may dispose of, release or foreclose on, or take other actions with respect to, the ABL Collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes.

Under the terms of the ABL intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, if the holders of such indebtedness release the ABL Collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to the Credit Agreement, including, without limitation, in connection with any sale of assets), the security interest in such ABL Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The ABL Collateral so released will no longer secure our and any subsidiary guarantors’ obligations under the notes and the subsidiary guarantees.

The ABL intercreditor agreement will contain certain provisions benefiting holders of indebtedness under our Credit Agreement that prevent the trustee from objecting to a number of important matters regarding the ABL Collateral following the filing of a bankruptcy, such as the incurrence of debtor-in-possession financing, the use of any cash collateral which constitutes ABL Collateral or permitting the sale of assets constituting ABL Collateral. After such filing, the value of the ABL Collateral could materially deteriorate and noteholders would be unable to raise an objection to the occurrence of such matters.

The noteholders’ rights to the ABL Collateral will be subject to any exceptions, defects, encumbrances, liens and other imperfections that are accepted by the lenders under our Credit Agreement and the noteholders’ rights to the Notes Collateral are similarly subject to any exceptions, defects, encumbrances, liens and other imperfections permitted by the indenture.

The ABL Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our Credit Agreement and other creditors that have the benefit of first priority liens on the collateral from time to time, whether on or after the date the notes and guarantees are issued. The indenture for the notes and the related security documents also permit the collateral for the notes to be subject to specified exceptions, defects, encumbrances, liens and other imperfections. The indenture does not restrict liens or other imperfections that do not secure indebtedness for borrowed money. In addition, the indenture for the notes and related security documents will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes to the extent the agreements governing such indebtedness prohibit additional liens.

The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the trustee to realize or foreclose on such collateral. The underwriters have not analyzed the effect of such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral securing the notes as well as the ability of the trustee to realize or foreclose on such collateral.

The collateral securing the notes may be diluted under certain circumstances.

The agreement governing our Credit Agreement and the indenture governing the notes will permit us to issue additional senior secured indebtedness, including additional notes, subject to our compliance with the restrictive covenants in the indenture governing the notes and the agreement governing our Credit Agreement at the time we issue such additional senior secured indebtedness.

Any additional notes issued under the indenture governing the notes would be guaranteed by the same subsidiary guarantors, if any, and would be secured by the same assets, with the same priority, as those which guarantee and secure the notes from time to time. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. As a result, the collateral securing the notes would be extended ratably to any additional notes the issuer may issue under the indenture, and an issuance of such additional notes would dilute the value of the collateral compared to the aggregate principal amount of notes issued.

In addition, the indenture and our other security documents permit us and certain of our subsidiaries to incur additional Parity Lien Debt up to the Parity Lien Cap, and to incur additional Permitted ABL Debt up to the Permitted ABL Lien Total Cap, by issuing additional debt securities under one or more new indentures or by borrowing additional amounts under new credit facilities. Any additional Parity Lien Debt or Permitted ABL Debt secured by the collateral would dilute the value of the noteholders’ rights to the collateral. Furthermore, the collateral trust agreement will provide that certain actions by the trustee with respect to the collateral shall be taken solely at the direction of the majority of the holders of the Parity Lien Debt. If the aggregate outstanding principal amount of any additional Parity Lien Debt exceeds the aggregate outstanding principal amount of the notes, the holders of the notes may be unable to direct actions of the trustee with respect to the collateral at such time.

The waiver in the ABL intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees will be secured on a second-priority lien basis by the ABL Collateral of the Company or any Future Guarantor. The ABL intercreditor agreement will provide that, at any time obligations having the benefit of the first-priority liens on the ABL Collateral are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the ABL Collateral.

Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the ABL Collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the ABL Collateral, thereby maximizing the proceeds of the ABL Collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the ABL Collateral could be applied to repay any indebtedness secured by first-priority liens in the ABL Collateral before such proceeds are applied to other indebtedness secured by a junior lien in the ABL Collateral, including the notes. Therefore, the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and any future subsidiary guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and any future subsidiary guarantees. These rights may adversely affect the value of the collateral at any time. For example, so long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to the collateral, such as selling, abandoning or otherwise disposing of the collateral and making ordinary course cash payments (including repayments of indebtedness).

In addition, the operation of our business is subject to hazards such as fire, explosion and machinery failure, which can cause severe damage to and destruction of the property, plant and equipment that serves as collateral. While we intend to continue to maintain insurance or otherwise insure against hazards in the manner described in this prospectus supplement and the accompanying prospectus, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses, and as a result, if there is a loss of any of the collateral, the insurance proceeds may not be sufficient to replace the collateral. In addition, even if there is sufficient insurance coverage, there may be significant delays in obtaining the insurance proceeds or replacement collateral. As a result, if we incur an event that damages or destroys collateral, it could reduce the aggregate value of the collateral, which could reduce the amounts payable to you from the proceeds of any sale of the collateral in the case of an enforcement of the liens securing repaying of the notes.

There are circumstances, other than repayment or discharge of the notes, under which the collateral securing the notes and any future subsidiary guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the collateral with respect to the notes may be released, including:

•	in whole upon:

•	satisfaction and discharge of the indenture as described under “Description of the Notes — Satisfaction and Discharge”; or

•	upon a legal defeasance or covenant defeasance of the notes as described under “Description of the Notes — Defeasance”;

•

in part, as to any property that (a) is sold, transferred or otherwise disposed of by the issuer or any Future Guarantor (other than to the issuer or another subsidiary guarantor) in a transaction not prohibited by the indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a subsidiary guarantor that has been released from its guarantee in accordance with the indenture, concurrently with the release of such guarantee (including in connection with the designation of a guarantor as an unrestricted subsidiary);

•	in part, in accordance with the applicable provisions of the security documents and as described herein with respect to the ABL intercreditor agreement;

•

in part, as to any property of a Future Guarantor to the extent that such Future Guarantor ceases to guarantee or be the issuer or co-issuer of any indebtedness which would cause such subsidiary to become a Future Guarantor; and

•	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described under “Description of the Notes — Modification and Waiver.”

In addition, the guarantee of any Future Guarantor will be released in connection with a sale or merger of such Future Guarantor in a transaction not prohibited by the indenture and during any Suspension Period. In the event that the Collateral is released during any Suspension Period and the Company and any Future Guarantor is later required to grant a security interest upon termination of the Suspension Period, any such security interest would be at risk that such security interest does not become properly perfected, and even if properly perfected, any such perfected security interest would remain at risk of having been granted or perfected within 90 days of a bankruptcy filing (in which case it might be avoided as a preferential transfer by a trustee in bankruptcy). Additionally, upon re-establishment and re-perfection of the security interest following the end of any Suspension Period, the security interest would not be entitled to the same priority as it had prior to the Suspension Period and accordingly, certain other creditors may have or obtain priority over the security interest of the Collateral Trustee that creditors may not have had priority prior to the Suspension Period. See “Description of the Notes — Subsidiary Guarantors” and “Description of the Notes — Suspension of Subsidiary Guaranties and Liens in Respect of the Notes.”

The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The senior liens in all Notes Collateral from time to time owned by the issuer or any Future Guarantors and/or the junior liens in all ABL Collateral from time to time owned by the issuer or any Future Guarantors may not be perfected with respect to the notes and the subsidiary guarantees if the grantor of such liens (or, if applicable, the trustee) has not taken the actions necessary to perfect any of those liens upon, prior to or following the granting of such liens. In particular, we will not be required to (i) take any actions in any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any such security interests, (ii) enter into control agreements with respect to certain excluded accounts, or (iii) perfect any security interest in motor vehicles or other assets covered by a certificate of title (except by the filing of UCC financing statements). The inability or failure of any party to take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority of or, in the case of the bankruptcy of the issuer or any Future Guarantor, a total loss of the security interest for the benefit of the noteholders to which they would have been entitled as a result of such non-perfection.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The issuer and any Future Guarantors will have limited obligations to perfect the security interest of the noteholders in specified collateral. Moreover, if owned real property is acquired by us or any

Future Guarantors in the future, a lien to secure the notes with such real property would only be created and perfected by a mortgage, deed of trust or similar instrument entered into after such acquisition. We cannot assure you that the trustee for the notes or the administrative agent under our Credit Agreement will monitor, or that the issuer or any Future Guarantors will inform such trustee or administrative agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the benefits of the lien thereon or of the priority of the liens securing the notes. The trustee for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest and will have no responsibility for any resulting loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the subsidiary guarantees against third parties.

The security interest of the trustee will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the trustee may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the trustee will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Security over certain collateral may not be in place by closing or may not be perfected by closing, and we will not be required to perfect security interests in some instances.

Certain security interests may not be in place by the closing date of this offering or may not be perfected on the closing date of this offering. Such security interests may constitute a significant portion of the value of the collateral securing the notes. To the extent any security interest in the collateral securing the notes is not perfected on or prior to the closing date, we will use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the indenture governing the notes and the security documents, within 90 days following the closing date. It will not be a default under the indenture if we are unable to complete the steps required to grant or perfect certain security interests, including the perfection of the trustee’s security interest in certain deposit accounts, if we are unable to do so after 90 days following the closing of the offering using commercially reasonable efforts. In addition, to the extent a security interest in certain collateral is perfected following the closing date, that security interest would remain at risk of having been granted or perfected within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date were no longer subject to such risk. To the extent that the grant of any security interest is voided as a preference, you would lose the benefit of the security interest in the property that the perfection was intended to provide. The failure to have security in place or perfected, and the failure to obtain certain other agreements, may adversely affect the ability of noteholders to obtain the benefits of certain collateral.

The collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including obligations under the Credit Agreement, the notes and the subsidiary guarantees, if any, in respect thereof.

In the event of a total or partial loss to any of our facilities, certain items of equipment may not be easily or quickly replaced. Accordingly, even though there may be insurance coverage, the extended period needed to design, engineer, manufacture and/or construct replacement units could cause significant delays.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and securing any future guarantee, and the collateral for the notes will not include certain “Excluded Assets.”

The indenture permits liens in favor of third parties to secure certain existing and future additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and any future subsidiary guarantees. Our ability to incur purchase money indebtedness and capitalized lease obligations is subject to the limitations as described under “Description of the Notes.” In addition, the collateral for the notes will not include “Excluded Assets.” See “Description of the Notes.” These Excluded Assets include, but are not limited to, the assets of our subsidiaries (unless such subsidiaries become Subsidiary Guarantors after the closing date) and the proceeds therefrom.

If an event of default occurs and the notes are accelerated, the notes and any future subsidiary guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such Excluded Assets. See “Description of the Notes — Collateral Trust Agreement — Collateral.” To the extent the claims of noteholders exceed the value of the assets securing the notes, claims of the noteholders on the Excluded Assets will rank equally with the claims of the holders of any other unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes is less than the value of the claims of the holders of the notes, those claims may not be satisfied in full before payments on claims of our unsecured creditors are made.

Any future note guarantees or additional liens on collateral provided after the notes are issued could be avoided by a trustee in bankruptcy.

The indenture governing the notes provides that certain of our current or future subsidiaries may guarantee the notes and secure their subsidiary guarantees with liens on their assets. The indenture governing the notes also requires the issuer and any Future Guarantors to grant liens on certain assets that they acquire after the notes are issued. Any future subsidiary guarantee or additional lien in favor of the trustee for the benefit of the noteholders, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future subsidiary guarantee or additional lien were insolvent at the time of the grant, if such grant was made up to 90 days before that entity commenced a bankruptcy proceeding (or up to one year before commencement of a bankruptcy proceeding if the creditor that benefited from the note guarantee or lien is an “insider” under the U.S. Bankruptcy Code) or if the granting of the future subsidiary guarantee or additional lien enabled the noteholders to receive more than they would have received if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, or more than they would have received if the grant had not been made, then such note guarantee or lien could be avoided as a preferential transfer.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest. Should the issuer’s obligations under the notes equal or exceed the fair market value of the collateral securing the notes, noteholders may be deemed to have an unsecured claim.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the issuer or any Future Guarantors, noteholders will be entitled to post-petition interest under the U.S. Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Noteholders may be deemed to have an unsecured claim to the extent that the issuer’s obligations under the notes exceed the fair market value of the collateral securing the notes. Noteholders that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of noteholders to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes. No appraisal of the fair market value of the collateral securing the notes has been prepared in connection with this offering of the notes and, therefore, the value of the trustee’s interest in the collateral may not equal or exceed the principal amount of the notes. We cannot assure you that there will be sufficient collateral to satisfy our obligations under the notes.

The securities of our subsidiaries that would otherwise be pledged to secure the notes, subject to certain exceptions, will not be included in the collateral to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary.

The notes will be secured by a pledge of the capital stock of our subsidiaries directly held by the Company. Under SEC regulations, if the par value, or book value as carried by us, or market value, whichever is greatest, of the capital stock, equity interests or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the security documents that govern the notes provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act or another similar rule. As a result, the list of our subsidiaries whose pledged stock or other securities is limited by the provision related to Rule 3-16 of Regulation S-X noted above may change as the applicable value of such pledged stock or other securities or the outstanding principal amount of the notes changes. Holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of the Company’s subsidiaries pursuant to such changes.

In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of one of the Company’s subsidiaries being pledged to secure the notes, which could impair the ability of the collateral trustee, acting on behalf of the holders of the notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

Lien searches may not reveal all liens on the collateral.

We cannot guarantee that the lien searches on the collateral that will secure the notes will reveal any or all existing liens on such collateral. Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the notes and could have an adverse effect on the ability of the collateral agent to realize or foreclose upon the collateral securing the notes.

U.S. federal bankruptcy laws may significantly impair noteholders’ ability to realize value from the collateral.

The right of the trustee to repossess and dispose of the collateral securing the notes upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings were to be commenced by or against the issuer or any subsidiary guarantor prior to or possibly even after the trustee has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy proceeding, or from disposing of security repossessed from such debtor, without the approval of the bankruptcy court. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use the collateral, and the proceeds, products, rents or profits of the collateral, even after the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy proceeding. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In addition, the bankruptcy court may decline to authorize cash payments as adequate protection to the holders of the notes if, among other possible reasons, the bankruptcy court determines that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. In view of the broad discretionary powers of a bankruptcy court, the imposition of the stay, and the lack of a precise definition of the term “adequate protection,” we cannot predict (1) how long payments on the notes could be delayed following commencement of a bankruptcy proceeding, (2) whether or when the trustee would repossess or dispose of the collateral or (3) whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral during the pendency of the bankruptcy proceedings. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, noteholders would have “undersecured claims.” U.S. federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy proceeding.

An active trading market may not develop for the notes.

There is currently no public market for the notes, and we do not currently plan to list the notes on any national securities exchange. In addition, the liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. A liquid trading market in the notes may not develop.

Credit ratings of the notes may change and affect the market price and marketability of the notes.

Credit ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events. Holders of the notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

We anticipate that we will receive net proceeds of approximately $343.5 million from this offering after underwriters’ discounts and other estimated expenses. The net proceeds of this offering will be used for general corporate purposes, which may include funding cost reduction and savings initiatives, obligations under our defined benefit plans and investments in next-generation services and technologies.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash, cash equivalents and short-term investments and our capitalization on an actual and as adjusted basis as of June 30, 2015. Our consolidated capitalization, as adjusted, gives effect to the issuance of the notes offered by this prospectus supplement and the application of the estimated net proceeds as described in “Use of Proceeds” as if this event had occurred on June 30, 2015.

This table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2015
	Historical	As Adjusted
	(millions of dollars, except share amounts)
Cash and cash equivalents(1)	$364.8	$708.3

Current maturities of long-term debt	10.9	10.9
Long-term debt:
Senior secured revolving credit facility(2)	0	0
6.25% senior notes due 2017	210.0	210.0
Notes offered hereby	—	350.0
Other	34.6	34.6

Total long-term debt	$244.6	$594.6

Deficit:
Common stock, par value $.01 per share (100.0 million shares authorized; 52.7 million shares issued)	0.5	0.5
Accumulated deficit	(1,837.2)	(1,837.2)
Treasury stock, at cost	(100.0)	(100.0)
Paid-in capital	4,497.8	4,497.8
Accumulated other comprehensive loss	(4,032.6)	(4,032.6)

Total Unisys stockholders’ deficit	(1,471.5)	(1,471.5)
Non-controlling interests	15.6	15.6

Total deficit	(1,455.9)	(1,455.9)

Total capitalization	$(1,200.4)	$850.4

(1)	As adjusted number reflects $343.5 million in anticipated net proceeds from this offering.

(2)	At June 30, 2015, we had no borrowings and $12.1 million of letters of credit outstanding under the facility. At June 30, 2015, availability under the facility was $89.6 million net of letters of credit issued. On the issue date, we will have $55.0 million in borrowings and $11.4 million of letters of credit outstanding under the facility and availability under the facility will be $83.6 million net of letters of credit issued.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and any other documents filed under the Exchange Act that are incorporated by reference herein. The ratio of earnings to fixed charges for our most recent interim period and each of our last five fiscal years appear below. We computed the ratio of earnings to fixed charges by dividing earnings (loss) by fixed charges. Earnings (loss) consist of income (loss) from continuing operations before income taxes, plus amortization of capitalized interest and fixed charges, less interest capitalized during the period. Fixed charges consist of interest expense on all indebtedness, interest capitalized during the period, amortization of debt issuance expense and the portion of rental expense representative of interest.

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	*	*	4.42x	6.13x	5.09x	3.03x	2.52x

*	Earnings for the six months ended June 30, 2015 and 2014 were inadequate to cover fixed charges by $78.3 million and $20.7 million, respectively.

As adjusted to give effect to the issuance of the notes in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds” in this prospectus supplement, and assuming the offering had been completed on December 31, 2014 at an assumed interest rate, our ratio of earnings to fixed charges for the six months ended June 30, 2015 were inadequate to cover fixed charges by $92.1 million.

DESCRIPTION OF OTHER INDEBTEDNESS

6.25% Senior Notes due 2017

We issued $210 million in aggregate principal amount of our Existing Senior Notes on August 21, 2012, all of which was outstanding as of June 30, 2015. Interest is payable semi-annually in arrears on February 15 and August 15 and the maturity is August 15, 2017.

We may redeem some or all of our Existing Senior Notes at any time at the “make-whole premium” price indicated in the first supplemental indenture for our Existing Senior Notes. If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest.

Our Existing Senior Notes contain certain covenants that restrict, subject to certain exceptions, our and our subsidiaries’ ability to incur secured indebtedness, enter into certain sale and leaseback transactions and engage in mergers or consolidations. Our Existing Senior Notes contain customary events of default. In connection with this offering, our Existing Senior Notes will be secured equally and ratably by the same collateral securing the notes and will rank equal in right of payment to all of our existing and future senior indebtedness, including the notes and the Credit Agreement, and other obligations that are not, by their terms, expressly subordinated in right of payment to our Existing Senior Notes.

Credit Agreement

We are a party to the Credit Agreement, which expires in June 2018. It provides for loans and letters of credit up to an aggregate amount of $150 million (with a limit on letters of credit of $100 million). Borrowing limits under the Credit Agreement are based upon the amount of eligible U.S. accounts receivable. At June 30, 2015, we had no borrowings and $12.1 million of letters of credit outstanding under the Credit Agreement. At June 30, 2015, availability under the Credit Agreement was $89.6 million net of letters of credit issued. On the issue date, we will have $55.0 million in borrowings and $11.4 million of letters of credit outstanding under the facility and availability under the facility will be $83.6 million net of letters of credit issued.

Borrowings under the Credit Agreement bear interest based on short-term rates. The Credit Agreement contains customary representations and warranties, including that there has been no material adverse change in our business, properties, operations or financial condition. We are required to maintain a minimum fixed charge coverage ratio if our availability under the Credit Agreement falls below the greater of (x) 12.5% of the lenders’ commitments under the Credit Agreement and (y) $18.75 million. The Credit Agreement allows us to pay dividends on our capital stock in an amount up to $22.5 million per year unless we are in default and to, among other things, repurchase our equity, prepay other debt, incur other debt or liens, dispose of assets and make acquisitions, loans and investments, provided we comply with certain requirements and limitations set forth in the agreement. Events of default include non-payment, failure to comply with covenants, materially incorrect representations and warranties, change of control and default under other debt aggregating at least $50 million.

The Credit Agreement is guaranteed by Unisys Holding Corporation, Unisys NPL, Inc., Unisys AP Investment Company I and any future material domestic subsidiaries. The Credit Agreement is secured by substantially all of our tangible and intangible assets and those of the subsidiary guarantors thereunder, other than certain excluded assets. We may elect to prepay or terminate the Credit Agreement without penalty.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” Capitalized terms used in this description but not defined below under the caption “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company,” “us,” “we” and “our” refer only to Unisys Corporation and not to any of its Subsidiaries. This description of the notes supersedes the information contained in the accompanying prospectus with respect to the notes being issued in this offering.

We will issue     % senior secured notes due 2020 (the “notes”) in this offering under a base indenture, dated as of June 1, 2012 (the “base indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “trustee”), as amended and supplemented by a second supplemental indenture with respect to the notes among the Company and the trustee (the “second supplemental indenture”). For convenience, the base indenture, as amended and supplemented by the second supplemental indenture, is referred to in this description as the “indenture.”

The following description is a summary of the material provisions of the indenture, the notes and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the notes and the security documents because they contain additional information that may be of importance to you. The indenture and the security documents contain provisions that define your rights under the notes. In addition, the indenture and the security documents govern the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The notes are subject to all such terms, and prospective purchasers of the notes are referred to the indenture, the TIA and the security documents for a statement of such terms.

We will issue $350.0 million in aggregate principal amount of notes in this offering. We may issue additional notes in an unlimited aggregate principal amount at any time and from time to time under the indenture, subject to the Parity Lien Cap. For example, we may, from time to time, without notice to or consent of the holders of notes, create additional notes under the indenture. These additional notes will have substantially the same terms as the notes offered hereby in all respects (except in some cases for the payment of interest accruing prior to the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby.

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Wells Fargo Bank, National Association will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the paying agent’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and the Company may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the principal corporate trust office of Wells Fargo Bank, National Association, as paying agent. At our option, interest may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of the holders or by wire transfer to bank accounts maintained by the holders.

Principal, Maturity and Interest

The notes will mature on                     , 2020. Interest on the notes will accrue at a rate of     % per year and will be payable semi-annually in arrears on                     and                     , beginning on                     , 2016. We will pay interest to those Persons who were holders of record of the notes on the                     and                     , as the case may be, immediately preceding each applicable interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the notes falls on a date that is not a Business Day, then interest will be paid on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If a redemption date, repurchase date or the maturity date for any note falls on a date that is not a Business Day, the related payments of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no additional interest will accumulate on the amount payable for the period from and after such redemption date, repurchase date or maturity date.

Methods of Receiving Payments on the Notes

As described under “Book-Entry, Delivery and Form,” for so long as the notes are represented by global notes registered in the name of DTC or its nominee, all payments on the notes will be made to DTC or its nominee as the registered holder thereof in accordance with applicable DTC procedures. If the global notes are exchanged for definitive notes and a holder of notes has given us wire transfer instructions, the Company will pay, or cause to be paid by the paying agent, all principal, premium, if any, and interest on such holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders or by wire transfer to bank accounts maintained by the holders.

Ranking

The notes:

•	will be general obligations of the Company;

•

will be secured, equally and ratably with all obligations of the Company under any Parity Lien Debt, including the Existing Senior Notes, by first priority Liens on all Notes Collateral from time to time owned by the Company and second priority Liens on all ABL Collateral from time to time owned by the Company, subject to Permitted Liens and other Liens in the ordinary course of business not securing Indebtedness;

•

will be effectively junior, to the extent of the value of the ABL Collateral, to all future obligations of the Company under any Permitted ABL Debt, including obligations under the Company’s Credit Agreement, which will be secured on a first-priority basis by Liens on the ABL Collateral;

•

will rank equally in right of payment with all existing and future unsubordinated obligations of the Company, including the Existing Senior Notes, and senior in right of payment to all existing and future subordinated obligations of the Company;

•

will be structurally subordinated to all existing and future liabilities of the Company’s Subsidiaries that are not guarantors, including the guarantees by certain of such Subsidiaries of the Company’s obligations under the Company’s Credit Agreement; and

•	will not be guaranteed by, and will not be secured by the assets of, any of our Subsidiaries on the Issue Date.

At June 30, 2015, on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds,” and the grant of pari passu liens to secure the Existing Senior Notes, the Company’s total debt outstanding would have been approximately $605.5 million, of which approximately $560.0 million would have been Parity Lien Debt and approximately $45.5 million would have consisted of debt and capital leases secured by Permitted Liens.

Our U.S. pension obligations constitute joint and several obligations of the Company and our Subsidiaries. Our foreign pension obligations constitute obligations of the respective foreign Subsidiaries to which they relate. Claims against the Company with respect to our U.S. pension obligations will be effectively junior to the notes, to the extent of the value of the collateral securing the notes. Claims against our Subsidiaries with respect to our U.S. and foreign pension obligations will be structurally senior to the notes. As of June 30, 2015, we and our Subsidiaries had approximately $2.1 billion of unfunded pension obligations, which consists of approximately $1.5 billion with respect to U.S. pension obligations and approximately $0.6 billion with respect to foreign pension obligations.

As of June 30, 2015, our Subsidiaries also had approximately $102.3 million in trade payables and indebtedness, excluding intercompany indebtedness and guarantees of our obligations under the Company’s Credit Agreement. For the six months ended June 30, 2015, our Subsidiaries generated customer revenue of $0.8 billion, or approximately 51% of our consolidated revenue and represented approximately 52% of our consolidated assets. See “Risk Factors — Risks Related to the Notes — The notes will be structurally subordinated to all existing and future liabilities of our Subsidiaries that do not guarantee the notes, including our pension obligations” and “Risk Factors — Risks Related to the Notes — We do not separately compile financial information for our Subsidiaries on a U.S. GAAP basis. However, you should assume that a significant portion of our assets and liabilities are attributable to our Subsidiaries.”

Subsidiary Guarantors

On the Issue Date, the notes will not be guaranteed by, and will not be secured by the assets of, any of our Subsidiaries. The indenture will provide, however, that the Company will cause each Wholly Owned Domestic Subsidiary of the Company that is an issuer or co-issuer in respect of, or guarantees, any (i) Capital Markets Debt and/or (ii) syndicated loan financing (other than pursuant to the Credit Agreement) after the Issue Date (A) to execute and deliver to the trustee a supplemental indenture joining such Subsidiary to the indenture, pursuant to which such Subsidiary will guarantee payment of the notes (each such guarantee of the notes, a “Subsidiary Guarantee” and each such Subsidiary, a “Subsidiary Guarantor”) and (B) to execute and deliver applicable security documents providing for Liens securing the notes (and any other Parity Lien Debt) for so long as such debt giving rise to such guarantee obligation remains an obligation of such Subsidiary.

The Subsidiary Guarantees, if any:

•	will be general obligations of the Subsidiary Guarantor;

•

will be secured, equally and ratably with all obligations of the Subsidiary Guarantor under any Parity Lien Debt, including the Existing Senior Notes, by first priority Liens on all Notes Collateral from time to time owned by the Subsidiary Guarantor and second priority Liens on all ABL Collateral from time to time owned by the Subsidiary Guarantor, subject to Permitted Liens and other Liens in the ordinary course of business not securing Indebtedness;

•

will be effectively junior, to the extent of the value of the ABL Collateral, to all future obligations of the Subsidiary Guarantor under any Permitted ABL Debt, including obligations under the Company’s Credit Agreement, which will be secured on a first-priority basis by Liens on the ABL Collateral; and

•

will rank equally in right of payment with all existing and future unsubordinated obligations of the Subsidiary Guarantor, including the Existing Senior Notes, and senior in right of payment to all existing and future subordinated obligations of the Subsidiary Guarantor.

The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. In addition, the Company may cause other Subsidiaries to guarantee the notes at its option. See “Risk Factors — Risks Related to the Notes — Any future note guarantees or additional liens on collateral provided after the notes are issued could also be avoided by a trustee in bankruptcy.”

The Subsidiary Guarantee of any such Subsidiary Guarantor, if any, and the security interests granted by such Subsidiary Guarantor pursuant to the security documents will be released:

(A)	upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets or its Capital Stock) to a Person which is not (after giving effect to such transaction) a Subsidiary or the Company;

(B)	upon discharge of the indenture or legal defeasance or covenant defeasance;

(C)	during a Suspension Period as described below under the caption “— Certain Covenants — Suspension of Subsidiary Guarantees and Liens in Respect of the Notes”; or

(D)	upon any Subsidiary Guarantor ceasing to guarantee or be the issuer or co-issuer in respect of all Capital Markets Debt or syndicated loan financing specified above;

and in each such case such Subsidiary shall be deemed automatically and unconditionally released and discharged from all the Subsidiary’s obligations under the guarantee and the other security documents with respect to the notes without any further action required on the part of the Subsidiary, the Company, the trustee or any holder of the notes. In the event of the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets or its Capital Stock) to a Person which is not (after giving effect to such transaction) a Subsidiary or the Company, such Person shall not be subject to the Subsidiary’s obligations under the Subsidiary Guarantee.

Security

The obligations of the Company with respect to the notes and the indenture and the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees, if any, and any other existing or future Parity Lien Obligations will be secured equally and ratably on a first-priority basis (except as noted below) by Liens on the Notes Collateral granted to the collateral trustee for the benefit of the holders of Parity Lien Obligations and on a second-priority basis by Liens on the ABL Collateral. However, these Liens may be junior in priority to existing and future Permitted Liens and other Liens in the ordinary course of business not securing Indebtedness. The Liens securing the notes and the other Parity Lien Obligations will be held by the collateral trustee.

Certain security interests will not be in place on the Issue Date or will not be perfected on the Issue Date. The Company will use commercially reasonable efforts to perfect on the Issue Date the security interests in the Collateral for the benefit of the holders of the notes and the other Parity Lien Obligations that are created on the Issue Date, but to the extent any such security interest cannot be perfected by such date, the Company will use commercially reasonable efforts to have all security interests perfected, to the extent required by the security documents, promptly following the Issue Date, but in any event no later than 90 days thereafter. See “Risk Factors — Risks Related to the Notes — Security over certain collateral will not be in place on the Issue Date or will not be perfected on the Issue Date” and “Risk Factors — Risks Related to the Notes — Any future note guarantees or additional liens on collateral provided after the notes are issued could also be avoided by a trustee in bankruptcy.”

Collateral Trust Agreement

On the Issue Date, the Company will enter into a collateral trust agreement (the “collateral trust agreement”) with the collateral trustee and the trustee under the indenture. The collateral trust agreement will set forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company and any Subsidiary Guarantors at any time held by the collateral trustee in trust for the benefit of the present and future holders of Parity Lien Obligations.

Collateral Trustee

Wells Fargo Bank, National Association will initially act as collateral trustee under the collateral trust agreement.

The collateral trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of Parity Lien Obligations, all Liens on the Collateral created by the security documents, subject to the ABL intercreditor agreement (as defined below).

Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral trustee will not be obligated:

(1)    to act upon directions purported to be delivered to it by any Person;

(2)    to foreclose upon or otherwise enforce any Lien; or

(3)    to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

The Company will deliver to each Parity Lien Representative copies of all security documents delivered to the collateral trustee.

Collateral

The Note Documents will provide that the notes will be secured, together with all existing and future Parity Lien Debt and all other Parity Lien Obligations, equally and ratably by first-priority security interests granted to the collateral trustee in all Notes Collateral from time to time owned by the Company and by second-priority security interests granted to the collateral trustee in all ABL Collateral from time to time owned by the Company. Any future Subsidiary Guarantees of the notes will be secured, together with all guarantees of existing or future Parity Lien Debt and Parity Lien Obligations of the applicable Subsidiary Guarantor, equally and ratably by first-priority security interests granted to the collateral trustee in all Notes Collateral from time to time owned by such Subsidiary Guarantor and by second-priority security interests granted to the collateral trustee in all ABL Collateral from time to time owned by such Subsidiary Guarantor.

The indenture permits the Company and its Subsidiaries to maintain Permitted Liens on the Collateral. In addition, the indenture for the notes and related security documents will permit Liens in favor of third parties to secure additional debt, including purchase money Indebtedness and capitalized lease obligations, and any assets subject to such Liens will be automatically excluded from the Collateral securing the notes to the extent the agreements governing such Indebtedness prohibit additional Liens.

The Notes Collateral will consist primarily of:

•	intellectual property;

•	“equipment” (as defined in Article 9 of the UCC);

•	“inventory” (as defined in Article 9 of the UCC);

•	Indebtedness owed to the Company or any Subsidiary Guarantor by all existing and future Subsidiaries;

•

the Capital Stock of any Domestic Subsidiary that is a direct Subsidiary of the Company or any Subsidiary Guarantor, to the extent that such Capital Stock can secure the notes or any of the Subsidiary Guarantees, if any, without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency); and

•

65% of the Capital Stock of all existing and future Foreign Subsidiaries that are direct Subsidiaries of the Company or any Subsidiary Guarantor, to the extent that such Capital Stock can secure the notes and Subsidiary Guarantees, if any, without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency).

The following assets constitute the “ABL Collateral”:

•

“accounts” and “payment intangibles,” other than “payment intangibles” (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of Collateral which is not ABL Collateral;

•

“deposit accounts” (as defined in Article 9 of the UCC), “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing), “instruments” (as defined in Article 9 of the UCC), including intercompany notes of Subsidiaries, and “chattel paper” (as defined in Article 9 of the UCC);

•

general intangibles pertaining to the other items of property included within clauses (1), (2), (4) and (5) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC);

•

“records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related “letters of credit” (as defined in Article 5 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing; and

•

substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, except to the extent that any item of property included in the foregoing bullet points constitutes an Excluded Asset (as defined below).

In addition, any collateral granted by a Subsidiary that guarantees the Permitted ABL Debt but is not a Subsidiary Guarantor of the Notes shall be exclusively for the benefit of the Permitted ABL Debt.

The following assets (“Excluded Assets”) will not constitute Notes Collateral or ABL Collateral:

•

any real property or fixtures (i) located outside the United States, (ii) located in the United States with a Fair Market Value less than $5.0 million, or (iii) located at 3199 Pilot Knob Road, Eagan, Minnesota, and any leasehold interests in real property;

•

the Capital Stock of any Subsidiary of the Company or any Subsidiary Guarantor, to the extent that the pledge of such Capital Stock to secure the notes or the Subsidiary Guarantees, if any, would require separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency) under Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation);

•

any lease, license, contract, property right or agreement to which the Company or any Subsidiary Guarantor is a party, and any of its rights or interests thereunder, if and to the extent that a security interest is (i) prohibited by or in violation of any law, rule or regulation applicable to the Company or any Subsidiary Guarantor, or (ii) will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, property right or agreement (other than to the extent that any such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest in the Collateral pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that any such lease, license, contract or agreement shall cease to be an Excluded Asset and the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable, and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in subclauses (i) and (ii) of this bullet point; provided, further, that the exclusions referred to in this bullet point shall not include any proceeds of any such lease, license, contract, property right or agreement;

•	any other property or assets in which a Lien cannot be perfected by (i) the filing of a financing statement under the UCC of the relevant jurisdiction or (ii) a filing at the U.S. Patent and Trademark

Office or the U.S. Copyright Office; provided that (a) so long as the aggregate Fair Market Value of all such property and assets does not at any one time exceed $20.0 million and (b) any deposit accounts subject to an account control agreement will not constitute an Excluded Asset;

•

any of the outstanding Capital Stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Capital Stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code of 1986, as amended from time to time, to allow the pledge of a greater percentage of voting power of Capital Stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by the Company and each Subsidiary Guarantor shall attach to, such greater percentage of Capital Stock of each Controlled Foreign Corporation held by the Company and such Subsidiary Guarantor;

•

any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement;

•	accounts receivable and related assets transferred or purported to be transferred in a Permitted Sales-Type Lease Transaction;

•	assets, with respect to which any applicable law prohibits the creation or perfection of security interests therein;

•	certain deposit or checking accounts with balances below $1.0 million, so long as the aggregate balance of all such deposit and checking accounts does not at any one time exceed $10.0 million;

•	any motor vehicles, vessels and aircraft, or other property subject to a certificate of title;

•

any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

•

cash or Cash Equivalents securing reimbursement obligations under letters of credit or surety bonds, which letters of credit and surety bonds are otherwise not secured by Parity Liens or Permitted ABL Liens;

•	equity interests in any joint venture with a third party that is not an Affiliate, to the extent a pledge of such equity interests is prohibited by the documents governing such joint venture; and

•

any assets subject to a Permitted Lien described in clauses (4), (5), (6), (8), (10) or (12) of the definition thereof, to the extent that (and only for so long as) the documents governing the related Indebtedness prohibit other Liens on such assets.

Notwithstanding the foregoing, the Company and any Subsidiary Guarantors shall only be required to grant a mortgage to secure the Notes on any real property that is not an Excluded Asset if and to the extent that it grants a mortgage on such property to secure Permitted ABL Debt or another series of Parity Lien Debt.

Permitted ABL Debt

The Note Documents will provide that the Company and its Subsidiaries may incur Permitted ABL Debt in the future; provided that the aggregate outstanding principal amount of all Permitted ABL Facility Debt of the Company and its Subsidiaries as of any date of incurrence does not exceed the Permitted ABL Lien Cap. Any such Permitted ABL Debt of the Company and any Subsidiaries would be secured by Liens on ABL Collateral of the Company and such Subsidiaries that would be senior to the Liens securing the notes and any other Parity Lien Obligations. On the Issue Date, the collateral trustee, on behalf of the holders of Parity Lien Obligations, will enter into an intercreditor agreement (the “ABL intercreditor agreement”) with the Company and the collateral agent under the Company’s Credit Agreement. The ABL intercreditor agreement will provide that all Parity Liens at any time granted by the Company or any Subsidiary Guarantor on ABL Collateral will be subject and subordinate to all Permitted ABL Liens on ABL Collateral securing Permitted ABL Debt, as further described below under the caption “— ABL Collateral and the ABL Intercreditor Agreement.”

Additional Parity Lien Debt

The Note Documents will provide that the Company may incur additional Parity Lien Debt in an amount not to exceed the Parity Lien Cap by issuing additional notes under the indenture or under one or more additional indentures, incurring additional Indebtedness under a credit facility or otherwise issuing or increasing a new Series of Parity Lien Debt secured by Parity Liens on the Collateral. All additional Parity Lien Debt will be pari passu with the notes, will be guaranteed on a pari passu basis with the guarantee of the notes by each Subsidiary Guarantor and (i) will be secured equally and ratably with the notes by Liens on the Collateral held by the collateral trustee, (ii) will be guaranteed by guarantees from each Subsidiary Guarantor and (iii) will be secured equally and ratably with each Subsidiary Guarantee, if any, of the notes. The collateral trustee under the collateral trust agreement will hold all Parity Liens in trust for the benefit of the holders of the notes, any future Parity Lien Debt and all other Parity Lien Obligations. Additional Parity Lien Debt will only be permitted to be secured by the Collateral if the Liens related to such Parity Lien Debt are permitted to be incurred under the covenant described below under the caption “— Certain Covenants — Restrictions on Liens.”

Enforcement of Liens

If the collateral trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Parity Lien Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Parity Lien Representative. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Debt Document as it may deem advisable and in the best interest of the holders of Parity Lien Obligations.

Order of Application

The collateral trust agreement will provide that, subject to the ABL intercreditor agreement, if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Parity Liens granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement will be distributed by the collateral trustee in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any security document;

SECOND, to the repayment of Indebtedness and other obligations, other than Parity Lien Debt, secured by a Permitted Lien on the Collateral sold or realized upon, to the extent that the Permitted Lien securing such other Indebtedness or obligation has priority over the Parity Liens and such other Indebtedness or obligation is to be discharged in connection with such sale;

THIRD, to the respective Parity Lien Representatives for application to the payment of all Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt);

FOURTH, if any Permitted ABL Debt is outstanding, to the agent or other representative of the Permitted ABL Debt as provided in the ABL intercreditor agreement; and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Subsidiary Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, the ABL intercreditor agreement will provide that, if any ABL Collateral is sold or otherwise realized upon by the collateral agent for the Permitted ABL Debt in connection with any foreclosure, collection or other enforcement of Permitted ABL Liens of the Company or any of the Subsidiary Guarantors, the proceeds received by such collateral agent from such foreclosure, collection or other enforcement will be distributed first to pay Permitted ABL Debt Obligations of the Company and any Subsidiary Guarantors, including the expenses of the collateral agent for the Permitted ABL Debt, before any such proceeds are applied in the order of application described above under this caption “— Order of Application.”

The provisions set forth above under this caption “— Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Parity Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

The Collateral has not been appraised in connection with the offering of the notes. The fair market value of the Collateral is subject to fluctuations, based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Company’s obligations under the notes.

If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and any Subsidiary Guarantors.

Release of Liens on Collateral

The collateral trust agreement will provide that the collateral trustee’s Liens on the Collateral will be released:

(1)    in whole, upon (a) payment in full and discharge of all outstanding notes and other Parity Lien Debt and all other Parity Lien Obligations that are outstanding, due and payable at the time all of the

Parity Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Parity Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents;

(2)    as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of that Subsidiary Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Subsidiary of the Company in a transaction or other circumstance that is not prohibited by either the “Sales of Collateral” provisions of the indenture for the notes or by the terms of any other applicable Parity Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(3)    as to a release of Excess Proceeds that remain unexpended after the conclusion of the Asset Sale Offer conducted in accordance with the indenture;

(4)    as to any accounts receivable and related assets transferred or purportedly transferred in connection with a Permitted Sales-Type Lease Transaction;

(5)    as to a release of less than all or substantially all of the Collateral, if consent to the release of all Parity Liens on such Collateral has been given by an Act of Required Debtholders; and

(6)    as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the applicable Parity Lien Documents, and (b) the Company has delivered an officers’ certificate to the collateral trustee certifying that all such necessary consents have been obtained, and, in each such case, upon request of the Company, the collateral trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to the Company; provided, however, to the extent the Company requests the collateral trustee to deliver evidence of the release of Collateral in accordance with this paragraph, the Company will deliver to the collateral trustee an officers’ certificate to the effect that no release of Collateral pursuant to this paragraph violated the terms of any Parity Lien Debt Document.

The security documents will provide that the Liens securing the Parity Lien Debt will extend to the proceeds of any Sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the immediately preceding paragraph.

Release of Liens in Respect of the Notes

The collateral trust agreement and the indenture will provide that the collateral trustee’s Liens upon the Collateral will no longer secure the notes issued under the indenture or any other Obligations outstanding under the indenture, and the right of the holders of the notes and such other Obligations to the benefits and proceeds of the collateral trustee’s Liens on the Collateral will terminate and be discharged:

(1)    upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge”;

(2)    upon a Legal Defeasance or Covenant Defeasance of all outstanding notes issued under the indenture, as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;

(3)    upon payment in full and discharge of all outstanding notes issued under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged;

(4)    during a Suspension Period as described below under the caption “— Certain Covenants — Suspension of Subsidiary Guarantees and Liens in Respect of the Notes”; or

(5)    in whole or in part, with the consent of the holders of the requisite percentage of the notes in accordance with the provisions described below under the caption “— Amendment, Supplement and Waiver” and above under the caption “— Release of Liens on Collateral.”

In addition, the Subsidiary Guarantee of any Subsidiary Guarantor, if any, and the security interests granted by such Subsidiary Guarantor pursuant to the security documents, will be released upon any Subsidiary Guarantor ceasing to guarantee or be the issuer or co-issuer in respect of all Capital Markets Debt or syndicated loan financings which caused such Subsidiary to become a Subsidiary Guarantor.

Suspension of Subsidiary Guaranties and Liens in Respect of the Notes

If on any date following the Issue Date:

(1)    the notes have an Investment Grade Rating from both of the Rating Agencies;

(2)    no Default or Event of Default shall have occurred and be continuing; and

(3)    the Existing Notes and all other Parity Lien Debt have been (or will concurrently be) repaid in full or refinanced with Indebtedness that is not secured by a Lien on any Collateral or other assets of the Company or any of its Subsidiaries, or the Liens securing such Existing Notes and other Parity Lien Debt by their terms or pursuant to the consent of the holders thereof in accordance with the terms thereof have been or will concurrently be released, then, beginning on that date (the “Suspension Date”) and subject to the provisions of the following paragraph, then (i) the Subsidiary Guarantees of any Subsidiary Guarantor will be deemed released and the provisions of the first paragraph described above under the caption “Subsidiary Guarantors” shall be suspended and (ii) the collateral trustee’s Liens on the Collateral of the Company and any Subsidiary Guarantor will be deemed released (the “Suspended Provisions”) with respect to the notes.

Notwithstanding that the Suspended Provisions may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Provisions during the Suspension Period. In the event that the notes no longer have an Investment Grade Rating by either of the Rating Agencies or an Event of Default shall have occurred and be continuing, the Suspended Provisions will be reinstated with respect to the notes as of and from the date on which such notes no longer have an Investment Grade Rating or an Event of Default has occurred and is continuing (any such date, a “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”

The Company will provide an officer’s certificate to the trustee indicating the commencement of any Suspension Period or the Reversion Date with respect to the notes. The trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Subsidiaries’ future compliance with their covenants or (iii) notify the holders of the commencement of the Suspension Period or the Reversion Date.

There can be no assurance that the notes will ever have an Investment Grade Rating or that any such rating will be maintained.

Amendment of Security Documents

The collateral trust agreement and the ABL intercreditor agreement will provide that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that:

(1)    any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Parity Lien Debt that was otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral trustee therein, (b) curing any ambiguity, defect or inconsistency; (c) providing for the assumption of the Company’s or any Subsidiary Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the holders of the Parity Lien Obligations or the collateral trustee or that does not adversely affect the legal rights under the indenture or any other Parity Lien Debt Document of any holder of notes, any other holder of Parity Lien Obligations or the collateral trustee, will, in each case, become effective when executed and delivered by the Company or the applicable Subsidiary Guarantor party thereto and the collateral trustee;

(2)    no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

(a)	to vote its outstanding Parity Lien Debt as to any matter requiring (i) an Act of Required Debtholders or (ii) direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders” or “Required Parity Lien Debtholders”),

(b)	to share, in the order of application described above under “— Order of Application,” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “— Release of Liens on Collateral,” or

(c)	to require that Liens securing Parity Lien Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Debt Document; and

(3)    no amendment or supplement that imposes any obligation upon the collateral trustee or any Parity Lien Representative or adversely affects the rights of the collateral trustee or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral trustee or such Parity Lien Representative, respectively.

Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only if consent to such release is granted in accordance with the applicable Parity Lien Debt Document for each Series of Parity Lien Debt that is required to consent to the release of the collateral trustee’s liens on such Collateral as described above under the caption “— Release of Liens on Collateral.” Any amendment or supplement that results in the collateral trustee’s Liens upon the Collateral no longer securing the notes and all related Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “— Release of Liens in Respect of Notes.”

The collateral trust agreement will provide that, notwithstanding anything to the contrary under the caption “— Amendment of Security Documents,” but subject to clauses (2) and (3) above, the Company may direct the collateral trustee to amend, supplement, modify, restate, renew or replace an ABL intercreditor agreement; provided that the changes made by such amendment, supplement, modification, restatement, renewal or replacement, taken together with all other changes (whenever and however made) from the ABL intercreditor agreement in effect on the Issue Date, are not materially adverse to any holder of Parity Lien Obligations.

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Parity Lien Debt, each Series of Parity Lien Debt (other than the Existing Senior Notes) will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Debt to be voted by a Series of Parity Lien Debt will equal (1) the aggregate outstanding principal amount of such Series of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt. Following and in accordance with the outcome of the applicable vote under its Parity Lien Documents, the Parity Lien Representative of each Series of Parity Lien Debt will vote the total amount of Parity Lien Debt under that Series of Parity Lien Debt as a block in respect of any vote under the collateral trust agreement. If any Series of any class of Parity Lien Debt consists of Hedging Obligations, those Hedging Obligations will vote on matters concerning such class of Parity Lien Debt in accordance with the applicable Parity Lien Documents governing such Hedging Obligations. In addition, the Series of Parity Lien Debt consisting of the Existing Senior Notes will have no voting rights.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture for the notes will provide that, notwithstanding:

(1)    anything to the contrary contained in the security documents;

(2)    the time of incurrence of any Series of Parity Lien Debt;

(3)    the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)    the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Parity Lien upon any Collateral;

(5)    the time of taking possession or control over any Collateral;

(6)    that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)    the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens granted at any time by the Company or any Subsidiary Guarantor, whether or not upon property otherwise constituting Notes Collateral, will secure, equally and ratably, all present and future Parity Lien Obligations and all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably.

The provisions in the immediately preceding paragraph are intended for the benefit of, and will be enforceable as a third-party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Parity Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

The indenture for the Existing Senior Notes will include comparable provisions to those described in the preceding two paragraphs.

Relative Rights

Nothing in the Note Documents will:

(1)    impair, as between the Company and the holders of the notes, the obligation of the Company to pay principal, premium, if any, and interest on the notes in accordance with their terms or any other obligation of the Company or any Subsidiary Guarantor under the Note Documents for the notes;

(2)    affect the relative rights of holders of the notes as against any other creditors of the Company or any Subsidiary Guarantor (other than holders of Parity Liens, Permitted ABL Liens or other Permitted Liens);

(3)    restrict the right of any holder of notes to sue for payments that are then due and owing;

(4)    restrict or prevent any holder of notes or other Parity Lien Obligations, the collateral trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default; or

(5)    restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or any other person from taking any lawful action in an insolvency or liquidation proceeding.

Further Assurances; Insurance

The Note Documents will provide that the Company and each of any Subsidiary Guarantors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

Upon the reasonable request of the collateral trustee or any Parity Lien Representative at any time and from time to time, the Company and each of any Subsidiary Guarantors will promptly execute, acknowledge and deliver such additional security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred thereby, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

The Company and each of its Subsidiaries will:

(1)    keep their properties insured at all times by financially sound and reputable insurers, in such amounts and against such risks (and with such deductibles, retentions and exclusions) as are commercially reasonable for companies in the same or similar businesses operating in the same or similar locations;

(2)    maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of properties owned, occupied or controlled by them; and

(3)    maintain such other insurance as may be required by law.

Upon the request of the collateral trustee, the Company and any Subsidiary Guarantors will furnish to the collateral trustee all reasonably requested information as to their property and liability insurance carriers. The Company will use its commercially reasonable efforts within 90 days following the Issue Date to cause the holders of Parity Lien Obligations, as a class, to be named as additional insureds on all third party liability insurance policies of the Company and any Subsidiary Guarantors, and to cause the collateral trustee to be named as loss payee as its interests may appear on all property insurance policies of the

Company and any Subsidiary Guarantors covering the Collateral. If the Collateral Trustee receives payment as loss payee under any insurance policy it will (i) to the extent that such payment represents proceeds of Collateral, deposit such funds to the Collateral Proceeds Account (if applicable), and such proceeds shall be treated as proceeds of a Sale of Collateral pursuant to the indenture, or (ii) otherwise, pay such funds over to the Company.

ABL Collateral and the ABL Intercreditor Agreement

The Collateral includes the ABL Collateral. The ABL Collateral consists primarily of accounts receivable, cash, certain related assets and proceeds thereof. The indenture will permit the Company and any Subsidiary Guarantors to transfer accounts receivable and related assets in connection with a Permitted Sales-Type Lease Transaction, and, once transferred or purportedly transferred, the assets will not constitute part of the Collateral.

On the Issue Date the collateral trustee, on behalf of the holders of Parity Lien Obligations, will enter into the ABL intercreditor agreement. The ABL intercreditor agreement will provide that all Parity Liens at any time granted by the Company or any Subsidiary Guarantor on ABL Collateral will be subject and subordinate to all Permitted ABL Liens securing Permitted ABL Debt, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Parity Lien Obligations granted on the Collateral or of any Liens securing the ABL Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the ABL Loan Documents or the Parity Lien Debt Documents or any defect or deficiencies in, or failure to perfect, or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, or the subordination (by equitable subordination or otherwise) of, the Liens securing the ABL Obligations or Secured Obligations or any other circumstance whatsoever, whether or not any insolvency or liquidation proceedings has been commenced by or against the Company or any Subsidiary Guarantor. The ABL intercreditor agreement will contain reciprocal provisions providing that all Permitted ABL Liens at any time granted by the Company or any Subsidiary Guarantor on all Collateral other than the ABL Collateral will be subject and subordinate to all Parity Liens securing Parity Lien Obligations. Accordingly, any existing or future Permitted ABL Debt of the Company or any Subsidiary Guarantor will be secured by first-priority liens with respect to ABL Collateral and second-priority liens with respect to the Notes Collateral, in each case subject to Permitted Liens and other Liens in the ordinary course of business not securing Indebtedness.

The ABL intercreditor agreement will also provide for various advance notice requirements and other procedural provisions and will include certain other intercreditor arrangements relating to rights in the ABL Collateral. Among other provisions, the ABL intercreditor agreement will:

(1)    limit the rights of the collateral trustee under the collateral trust agreement to exercise remedies with respect to, challenge the liens on, or object to actions taken by the collateral agent for the Permitted ABL Debt facility with respect to the ABL Collateral;

(2)    limit the collateral trustee’s ability to challenge claims for post-petition interest with respect to the ABL Collateral;

(3)    grant to the collateral agent for the Permitted ABL Debt facility certain rights of use and access to all mortgaged premises for any purpose permitted under the Permitted ABL Debt facility, including enforcement of rights and remedies;

(4)    waive the collateral trustee’s right to contest orders for use of cash collateral which is ABL Collateral or to object to debtor-in-possession financing secured by the ABL Collateral to the extent that certain requirements are met;

(5)    limit rights to demands for (or relief due to the failure to provide) adequate protection with respect to the Permitted ABL Liens; and

(6)    provide procedures and limitations on the collection and tracing of and priorities in certain proceeds from insurance claims and from the sale of both ABL Collateral and other Collateral that does not constitute ABL Collateral.

The ABL intercreditor agreement will also provide that the collateral agent under each Permitted ABL Debt facility of the Company and any Subsidiary Guarantors will be subject to provisions comparable to those described in clauses (1) through (6) (other than clause (3)) above with respect to rights in the Notes Collateral.

The Note Documents will provide that the Company and its Subsidiaries may incur Permitted ABL Facility Debt in the future; provided the aggregate outstanding principal amount thereof incurred by the Company and its Subsidiaries as of any date of incurrence does not exceed the Permitted ABL Lien Cap.

Optional Redemption

Except as described below in this section or under the caption “— Change of Control,” the notes are not redeemable at our option until                     , 2017. We may, in whole at any time or in part from time to time, prior to                     , 2017, redeem the notes (including any additional notes) at our option, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” with respect to any notes to be redeemed, means an amount equal to the greater of:

•	1.0% of the principal amount of the notes to be redeemed; or

•	the excess, if any, of

(a)	the present value as of such redemption date of (i) the redemption price of such notes at , 2017 (as set forth below) exclusive of accrued and unpaid interest, plus (ii) the remaining scheduled payments of interest on the notes to be redeemed from the redemption date to , 2017 (excluding accrued and unpaid interest to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points; over

(b)	the principal amount of the note.

On and after                     , 2017, the Company may redeem all or a part of the notes, from time to time, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on                     of the years indicated below:

Year	Redemption Price
2017
2018
2019 and thereafter	100.000%

Selection and Notice of Redemption

If the Company redeems less than all of the notes at any time and the notes are in global form held by DTC or any successor Depositary, DTC or such Depositary will select the notes to be redeemed in accordance with its procedures. If the notes are not in global form held by DTC or any successor Depositary, the trustee will select notes either pro rata, by lot or by such other method as the trustee shall deem appropriate in accordance with industry standards at the time of such redemption.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption or purchase may be performed by another Person. Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If the notes are to be redeemed in part only, the notice of redemption that relates to the notes will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Subject to the satisfaction or waiver of any condition to such redemption, notes called for redemption become due on the date fixed for redemption. On and after such date, unless the Company default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Mandatory Redemption; Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, the Company will be obligated to offer to repurchase the notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the date of the repurchase), except to the extent the Company have previously or concurrently elected to redeem the notes as described above under the caption “— Optional Redemption,” and all conditions precedent applicable to such election to redeem the notes have been satisfied.

Within 30 days following any Change of Control Repurchase Event, except to the extent that the Company have exercised our right to redeem all of the outstanding notes by delivery of a notice of redemption as described above under the caption “— Optional Redemption,” and all conditions precedent applicable to such redemption notice have been satisfied, the Company shall mail a notice (a “Change of Control Offer”) to each holder of notes with a copy to the trustee stating:

(1)	that a Change of Control Repurchase Event has occurred and that the Company are obligated to offer to repurchase the notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the date of the repurchase);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)	the instructions determined by us, consistent with this covenant, that a holder must follow in order to elect to have us repurchase such holder’s notes.

A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, and conditioned upon the occurrence of such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Company will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between us and the underwriters. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

The occurrence of events that would constitute a Change of Control Repurchase Event may also constitute an event of default under or require repurchase of our existing Indebtedness. Future Indebtedness of the Company or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes could cause a default under our Credit Agreement or other Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase the notes upon a Change of Control Repurchase Event.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all” under New York law, which governs the indenture, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes.

Sales of Collateral

The Company will not, and will not permit any of the Subsidiary Guarantors to, consummate a Sale of Collateral unless:

(1)	the Company (or the applicable Subsidiary Guarantor, as the case may be) receives consideration at the time of the Sale of Collateral at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Sale of Collateral by the Company (or the applicable Subsidiary Guarantor, as the case may be) is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the most recent consolidated balance sheet, of the Company (or the applicable Subsidiary Guarantor, as the case may be) (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or the Subsidiary Guarantee, as applicable) that are assumed by the transferee of any such assets;

(b)	any securities, notes or other obligations received by the Company (or the applicable Subsidiary Guarantor, as the case may be) from such transferee that are, within 180 days following the closing of the related Sale of Collateral, converted by the Company or such Subsidiary Guarantor into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (3), (4) or (5) of the next paragraph of this covenant; and

(3)	the Company or the applicable Subsidiary Guarantor deposits the Net Proceeds therefrom as Collateral in a segregated account or accounts (a “Collateral Proceeds Account”) held by the collateral trustee or its agent to secure all Parity Lien Obligations pursuant to arrangements reasonably satisfactory to the collateral trustee; provided that the obligations under this clause (3) shall be suspended for so long as (a) no Default or Event of Default has occurred and is continuing and (b) the Company has an Investment Grade Rating from both Rating Agencies (or, if either Rating Agency ceases to rate the Company for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency).

Within 365 days after the receipt of any Net Proceeds from a Sale of Collateral, the Company (or the applicable Subsidiary Guarantor, as the case may be) may apply an amount equal to the amount of such Net Proceeds:

(1)	in the case of the Sale of Collateral that constitutes ABL Collateral, to repay Permitted ABL Debt and related Permitted ABL Debt Obligations, if any;

(2)	to purchase other long-term assets that would constitute Collateral;

(3)	to purchase Capital Stock of another Permitted Business;

(4)	to make capital expenditures;

(5)	to acquire other assets that are used or useful in a Permitted Business; or

(6)

to repay Parity Lien Debt and, if such Parity Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if the Parity Lien Debt repaid is other than Indebtedness under the Company’s Credit Agreement, the Company shall equally and ratably repay the notes as provided above under the caption “— Optional Redemption,” or by making an offer (in accordance with the procedures set forth below for an

Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes to the date of purchase;

or enter into a binding commitment regarding clauses (2)-(6) above; provided that if such acquisition or expenditure in respect of such binding commitment is not consummated on or before the 180th day following the aforementioned 365-day period, and the Company or such Subsidiary shall not have otherwise applied an amount equal to such Net Proceeds pursuant to clauses (1)-(6) of this paragraph on or before such 180th day, such binding commitment shall be deemed not to have been a permitted application of Net Proceeds.

Pending the final application of an amount equal to any Net Proceeds (other than Net Proceeds from any Sale of Collateral held in the Collateral Proceeds Account), the Company may temporarily reduce revolving credit borrowings, if any, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Sales of Collateral that are not applied or invested as provided in the second or third paragraph of this covenant will constitute “Excess Proceeds.” Within five days of the date on which the aggregate amount of Excess Proceeds (including any Excess Proceeds held in the Collateral Proceeds Account) exceeds $75.0 million, or on any earlier date selected by the Company, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and other Parity Lien Debt containing such provisions that may be purchased out of the Excess Proceeds.

The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds available for payments to holders of Parity Lien Debt, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Sales of Collateral provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Sales of Collateral provisions of the indenture by virtue of such compliance.

Certain Covenants

Restrictions on Liens

The indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Restrictions on Sale and Lease-Back Transactions

The indenture will provide that neither the Company nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless:

(1)	the gross cash proceeds of that Sale and Lease-Back Transaction are at least equal to the Fair Market Value, as determined in good faith by the Company and set forth in an officers’ certificate delivered to the trustee, of the assets that are the subject of that Sale and Lease-Back Transaction;

(2)	the transfer of assets or property in that Sale and Lease-Back Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Sales of Collateral”; and

(3)	the Attributable Debt of the Company and its Subsidiaries in respect of such Sale and Lease-Back Transaction, together with (x) the then outstanding Attributable Debt in respect of all other Sale and Lease-Back Transactions entered into after the Issue Date and (y) the aggregate principal amount of then outstanding Indebtedness secured by Liens incurred pursuant to clause (11) of the definition of “Permitted Liens,” does not exceed 10% of Consolidated Net Tangible Assets of the Company, measured as of the date such Sale and Lease-Back Transaction is entered into.

Consolidation, Merger and Sale of Assets

The indenture will provide that the Company may consolidate with or merge with or into any other Person, or lease, sell or transfer all or substantially all of its property and assets if:

(1)	the corporation formed by such consolidation or into which the Company is merged, or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the corporation formed by such consolidation or into which the Company is merged (if the Company are not the surviving entity), or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants, conditions and obligations of the indenture and the security documents by executing and delivering to the trustee or the collateral trustee a supplemental indenture, joinder or other such document indicating such agreement, as applicable; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default has happened and is continuing.

Except as provided above under the caption “— Subsidiary Guarantors,” the indenture will also provide that a Subsidiary Guarantor may not consolidate with or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person) or lease, sell or transfer all or substantially all of its properties and assets to another Person, other than us or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than the Subsidiary Guarantor, assumes all the obligations of that Subsidiary Guarantor under the indenture, its Subsidiary Guarantee and the security documents pursuant to a supplemental indenture, joinder or other such document indicating such agreement, as applicable in form and substance reasonably satisfactory to the trustee or collateral trustee, as applicable.

This covenant will not prevent any consolidation, merger, lease, sale, transfer or other disposition of property solely between or among us and our Subsidiaries so long as the Company and the Subsidiary Guarantors, if any, comply with the preceding two paragraphs.

In the event that the Company consolidate with or merge with or into another corporation or sell substantially all of our assets to any other corporation in compliance with the foregoing limitations, the surviving entity (if other than us) will be substituted for us under the indenture, and the Company will be discharged from all of our obligations under the indenture.

Reports

The indenture will provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the trustee and holders with copies thereof, without cost to each holder, within 15 days after the Company file them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form); and

(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event, the Company will make available such information to the trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if the Company were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the trustee and holders if the Company have filed such reports with the SEC via the EDGAR filing system (or any successor system) or, if the Company are not subject to reporting under Section 13 or 15(d) of the Exchange Act and are not permitted to file such reports with the SEC, if the Company post such reports on our publicly available website it being understood that the trustee shall have no obligation whatsoever to determine whether such filings have been made.

Events of Default

With respect to the notes, an “Event of Default” is defined in the indenture as being:

(1)	a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;

(2)	a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;

(3)	a failure by us to comply with the covenant described above under the caption “— Change of Control” and a failure by us or a Subsidiary Guarantor to comply with the covenant described above under the caption “— Consolidation, Merger and Sale of Assets;”

(4)	a failure by us or any Subsidiary to comply with any other agreements or covenants contained in the indenture applicable to the notes for a period of 60 days after written notice to us of such failure from the trustee (or to us and the trustee from the holders of at least 25% of the principal amount of the notes then outstanding);

(5)	a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our Subsidiaries (or the

payment of which is guaranteed by us or any of our Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)    is caused by a failure to pay principal on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness (a “Payment Default”); or

(B)    results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)	failure by us or any of our Significant Subsidiaries to pay final judgments with respect to which no appeal may be or has been taken, entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed, for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)	the occurrence of any of the following:

(a)	any Parity Lien Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, other than in accordance with the terms of the relevant Parity Lien Document and the indenture; provided that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Permitted ABL Lien purported to be granted under such security documents on Collateral ceases to be enforceable and perfected;

(b)	except as permitted by the indenture, any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $50.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Liens and other Liens in the ordinary course of business not securing Indebtedness; or

(c)	the Company or any Subsidiary Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Subsidiary Guarantor set forth in or arising under any Parity Lien Document;

(8)	any Subsidiary Guarantee required by the indenture, if any, of a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary required to give a Subsidiary Guarantee under the indenture, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary required to give a Subsidiary Guarantee under the indenture, denies or disaffirms its obligations under its Subsidiary Guarantee, in each case, except as permitted by the indenture; and

(9)	certain events of bankruptcy, insolvency or reorganization relating to us and any of our Significant Subsidiaries.

In the case of an Event of Default specified in clause (9) above, with respect to us and any of our Significant Subsidiaries, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon any such declaration, the notes shall become due and payable immediately.

The holders of at least a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of all of the holders of all the notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest, if any, on the notes that has become due solely because of the acceleration) have been cured or waived.

The indenture will provide that, subject to the duties of the trustee to act with the required standard of care, if there is a continuing Event of Default with respect to the notes, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of a majority in principal amount of the notes affected thereby will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the notes.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

(1)	the trustee has failed to institute such proceeding for 60 days after the holder has previously given to the trustee written notice of a continuing Event of Default with respect to the notes;

(2)	the holders of at least 25% in principal amount of the outstanding notes have made a written request and offered security or indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee;

(3)	the trustee shall have failed to comply with the request for 60 days after its receipt of such notice and offer of security and indemnity; and

(4)	the trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with such request.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. The indenture will provide that the trustee need not provide notice to holders of notes of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.

Modification and Waiver

We and the trustee may modify or amend the indenture, including to release Subsidiary Guarantees, if any, with the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of the holders of a majority of the principal amount of the notes then outstanding. However, no such modification or amendment may, without the consent of the holders of all then outstanding notes:

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7)	waive a redemption payment with respect to any note;

(8)	release any Subsidiary Guarantor, if any, from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66-2/3% in aggregate principal amount of the notes then outstanding (but only to the extent any such consent is required under the collateral trust agreement).

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may modify or amend the indenture, the notes or a Subsidiary Guarantee, if any:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of our obligations or those of a Subsidiary Guarantor, if any, to the holders of notes in the case of a merger or consolidation or sale of all or substantially all of our or such Subsidiary Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA, to provide for the issuance of additional notes in accordance with the indenture or to allow any Subsidiary that will be a Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

(6)	to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes as evidenced in an officer’s certificate;

(7)	to evidence and provide for the acceptance of appointment by a successor trustee;

(8)	to secure the notes;

(9)	to enter into additional or supplemental security documents;

(10)	to release Collateral in accordance with the terms of the indenture and the security documents; and

(11)	to remove a Subsidiary Guarantor with respect to the notes which, in accordance with the terms of the indenture, ceases to be liable in respect of its Subsidiary Guarantee.

In addition, the collateral trustee and the trustee will be authorized to amend the security documents to add additional secured parties to the extent Liens securing Obligations held by such parties are permitted under the indentures and that after so securing any such additional secured parties, the amount of Parity Lien Debt does not exceed the Parity Lien Cap.

The holders of a majority of the principal amount of the notes then outstanding may waive future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the notes then outstanding may waive any past default under the indenture, except a failure by us to pay the principal of, or any premium or interest on, any notes or a provision that cannot be modified or amended without the consent of the holders of all notes then outstanding. Any such waiver may be obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

The Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, including any related tender offer consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the same consideration is offered to be paid or agreed to be paid to all holders of the notes affected thereby that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of the Company or any Subsidiary will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

The indenture will provide that, upon compliance with certain conditions with respect to the notes, at our election:

•

the Company may terminate all our obligations under the notes and the indenture (except as to (i) rights of registration of transfer, substitution and exchange of the notes and our right of optional redemption, (ii) rights of holders to receive (solely from the trust funds described below) payment of principal of, premium, if any, and interest on such notes (but not the purchase price referred to under “— Change of Control” and any rights of the holders with respect to such amount unless such Change of Control occurred prior to such legal defeasance), (iii) the rights, obligations and immunities of the trustee under the indenture and (iv) certain other specified provisions in the indenture) (“legal defeasance”); or

•

the Company may omit to comply with the covenants described above under the captions “— Certain Covenants—Restrictions on Liens,” “— Certain Covenants — Restrictions on Sale and Lease-Back Transactions,” “— Consolidation, Merger and Sale of Assets,” “— Subsidiary Guarantors,” “— Sales of Collateral,” and “— Change of Control” (all other obligations under the notes will remain in full force and effect), and any omission to comply with those covenants will not constitute an Event of Default with respect to the notes (“covenant defeasance”).

The conditions include:

•

depositing with the trustee cash in U.S. dollars, non-callable Government Securities or a combination thereof in an amount sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay each installment of principal of, and any premium and interest on, the notes on the due dates for those payments in accordance with the terms of the notes to the date of maturity or redemption; and

•

delivering to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If the Company exercise our rights of discharge, legal defeasance or covenant defeasance, any Subsidiary Guarantee then in effect automatically shall be released without any further action on the part of such Subsidiary, the Company, the trustee or any holder of notes.

The Collateral will cease to secure the notes, as provided under the caption “— Collateral Trust Agreement — Release of Liens in Respect of the Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the notes to the date of maturity or redemption;

(2)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(3)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to such satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “— Collateral Trust Agreement — Release of Liens in Respect of the Notes,” upon a satisfaction and discharge of the notes in accordance with the provisions described above.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

The Trustee and Paying Agent

Wells Fargo Bank, National Association is the trustee and the collateral trustee under the indenture. The trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses, subject to the TIA.

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is actually known to the trustee, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture and the security documents. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Act of Required Debtholders” means, as to any matter at any time, a direction in writing delivered to the collateral trustee by or with the written consent of the holders, other than the holders of the Existing Senior Notes, of at least 50.1% of the sum of:

(1)    the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn, with such letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and any Subsidiary Guarantors thereunder); and

(2)    other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt.

For purposes of this definition, (a)(i) Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company and (ii) Parity Lien Debt consisting of the Existing Senior Notes will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “— Collateral Trust Agreement — Voting.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale Offer” has the meaning assigned to that term in the indenture.

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, what the Company believes in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease- Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, including any extension. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the amount of rental payments in the previous sentence will be determined using the lesser of (x) the amount of rental payments up to the first date the lease may be terminated (in which case the amount will also include the amount of the penalty) or (y) the amount of rental payments determined assuming no such termination. For purposes of this definition, any amounts the lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts the lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of the lessee’s obligations under the lease.

“Bank Product Agreement” shall mean any agreement entered into from time to time by the Company or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any Bank Products.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to the Company or any Subsidiary Guarantor by a Bank Product Provider: (a) credit cards, (b) debit cards, (c) stored value cards, (d) purchase cards (including so-called “procurement cards” or “P-cards”), (e) card processing services, and (f) Cash Management Services.

“Bank Product Provider” means any administrative agent under the Permitted ABL Debt, any lender in respect of Permitted ABL Debt, and any Affiliate thereof, in each case in its capacity as a provider of Bank Products.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the Issue Date.

“Capital Markets Debt” means any debt securities evidenced by notes, bonds or debentures (excluding, for the avoidance of doubt, any term loan, revolving loan or Qualified Receivables Financing) issued in the capital markets by the Company or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(1)    United States dollars, Euros, any national currency of any participating member state of the economic and monetary union as contemplated in the Treaty on European Union, Australian dollars, Brazilian Reals, Indian Rupees, South African Rand, Swiss Franc and the British pound, or other local currencies held by the Company and its Subsidiaries from time to time in the ordinary course of business;

(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)    certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)    commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two years after the date of acquisition; and

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cash Management Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Company or any Subsidiary Guarantor to any Bank Product Provider arising out of, or in connection with, any Bank Products, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or any of its Subsidiaries;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning ascribed to such term under the caption “— Change of Control.”

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Collateral” means all properties and assets at any time owned or acquired by the Company or any Subsidiary Guarantor, except:

(1)    Excluded Assets;

(2)    any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the caption “— Collateral Trust Agreement — Release of Liens on Collateral;” and

(3)    any properties and assets that no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “— Collateral Trust Agreement — Release of Liens on Collateral;”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any Subsidiary Guarantor, such assets or properties will cease to be excluded from the Collateral if the Company or any Subsidiary Guarantor thereafter acquires or reacquires such assets or properties.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity most nearly equal to the period from the redemption date to                     , 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of two Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date minus (a) all current liabilities of such Person and its Subsidiaries (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets (which, for the avoidance of doubt, shall exclude marketable software, net) of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Controlled Foreign Corporation” means “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended from time to time.

“Credit Agreement” means the credit agreement, dated as of June 23, 2011, among the Company, the lenders party thereto, General Electric Capital Corporation, as lender, agent and swing line lender, Citibank, N.A., as syndication agent, Wells Fargo Capital Finance, LLC, as documentation agent and the other agents, arrangers and lenders party thereto, together with any related documents (including any security documents and guarantee agreements), as the same may be amended, modified, supplemented, extended, renewed, refinanced, replaced or substituted from time to time in any manner (whether upon termination or otherwise, including with a Qualified Receivables Financing, term loan or by means of sales of debt securities) in whole or in part whether by the same or any other institutional investor(s), agent(s) or lender(s) including any such amendment, modification, supplement, extension, renewal, refinancing, replacement or substitution that increases the principal amount or amount to be borrowed at any time outstanding.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“Event of Default” has the meaning set forth under the caption “— Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Senior Notes” means the $210.0 million in aggregate principal amount of the Company’s 6.25% senior notes due 2017.

“Existing Senior Notes Indenture” means the base indenture, as amended and supplemented by the first supplemental indenture between the Company and the trustee, dated as of August 21, 2012, under which the Existing Senior Notes were issued, as further amended by the third supplemental indenture to be dated as of the Issue Date between the Company and the trustee.

“Fair Market Value” means the fair market value that would be paid by a willing buyer to an unaffiliated willing seller (unless otherwise provided in the indenture) as reasonably determined by the Company.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, including those contained in the Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means indebtedness for borrowed money (excluding, for the avoidance of doubt, trade payables).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the notes are initially issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale, lease or other title retention agreement having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means:

(1)    as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative:

(a)    that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Subsidiary Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b)    that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement (and any ABL intercreditor agreement), including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from enforcement of Parity Liens; and

(c)    consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents.

(2)    as to any Series of Permitted ABL Debt of the Company or any Subsidiary Guarantor, the written agreement of the holders of such Series of Permitted ABL Debt, as set forth in the credit agreement or other agreement governing such Series of Permitted ABL Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative:

(a)    that the holders of Obligations in respect of such Series of Permitted ABL Debt are bound by the provisions of the collateral trust agreement and the ABL intercreditor agreement; and

(b)    consenting to the performance of, and directing the collateral agent or other representative with respect to such Series of Permitted ABL Debt to perform, its obligations under the collateral trust agreement and the ABL intercreditor agreement.

“Long-Term Indebtedness” means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Sale of Collateral (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Sale of Collateral), net of (1) all costs and expenses incurred in connection with or relating to such Sale of Collateral, including, without limitation, legal, accounting and investment banking fees, fees of advisors and consultants, and sales commissions; (2) Specified Reserves and Accruals; (3) any relocation expenses incurred as a result of the Sale of Collateral; (4) all payments made on Indebtedness and other obligations, other than Parity Lien Debt, secured by a Permitted Lien on the Collateral sold or realized upon, to the extent that the Permitted Lien securing such other Indebtedness or obligation has priority over the Parity Liens and such other Indebtedness or obligation is to be discharged in connection with such Sale of Collateral and (5) taxes paid or reasonably estimated to be payable as a result of the Sale of Collateral; provided that in the event any consideration for a Sale of Collateral that would otherwise constitute Net Proceeds is required by contract to be held in escrow pending determination whether a purchase price or other similar adjustment will be made, or by GAAP to be reserved against other liabilities in connection which such Sale of Collateral, such consideration (or applicable portion thereof) shall become Net Proceeds only at such time as it is released to such Person from escrow or otherwise.

“Note Documents” means the notes, the indenture, and the security documents (other than any security documents that do not secure Obligations with respect to the notes).

“Notes Collateral” means all Collateral other than ABL Collateral.

“Obligations” means any principal, interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parity Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any Subsidiary Guarantor to secure Parity Lien Obligations, and that is:

(1)	with respect to Collateral other than ABL Collateral, senior in priority to all Permitted ABL Liens, if any;

(2)	with respect to ABL Collateral, junior in priority to all Permitted ABL Liens, if any; and

(3)	pari passu with all other Liens to secure Parity Lien Obligations.

“Parity Lien Cap” means $825.0 million.

“Parity Lien Debt” means:

(1)    the notes issued by the Company on the Issue Date;

(2)    the Existing Senior Notes;

(3)    additional notes issued under any indenture or other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Company that is secured equally and ratably with the notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Parity Lien Document; provided, in the case of any additional notes or other Indebtedness referred to in this clause (2), that:

(a)    on or before the date on which such additional notes were issued or Indebtedness is incurred by the Company, such additional notes or other Indebtedness, as applicable, is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the collateral trustee, as “Parity Lien Debt” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both Parity Lien Debt and Permitted ABL Debt;

(b)    such additional notes or such Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)    all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such additional notes or such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such notes or such Indebtedness is “Parity Lien Debt”); and

(4)    Hedging Obligations of the Company incurred to hedge or manage interest rate risk in accordance with the terms of the Parity Lien Documents; provided that:

(a)    on or before the date on which such Hedging Obligations are incurred by the Company, such Hedging Obligations are designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative, and the collateral trustee, as “Parity Lien Debt” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both Parity Lien Debt and Permitted ABL Debt;

(b)    the counterparty in respect of such Hedging Obligations, in its capacity as a holder or beneficiary of such Parity Lien, executes and delivers a joinder to the collateral trust agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the collateral trust agreement; and

(c)    all other requirements set forth in the collateral trust agreement have been complied with (and the satisfaction of such requirements will be conclusively established if the Company delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Hedging Obligations are “Parity Lien Debt”).

“Parity Lien Documents” means the indenture and any additional indenture, credit facility or other agreement pursuant to which any Parity Lien Debt is incurred and the security documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the trustee with respect to the notes, in the case of the notes, or (2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a representative of the Parity Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt.

“Permitted ABL Debt” means:

(1)    Loans and letters of credit incurred by the Company or any of its Subsidiaries secured by Permitted ABL Liens; provided that on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary:

(a)    such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the collateral trustee, as “Permitted ABL Debt” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both (i) Permitted ABL Debt and Parity Lien Debt; and

(b)    if such Indebtedness is incurred by the Company or any Subsidiary Guarantor, such Indebtedness (i) is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation and (ii) the collateral agent or other representative with respect to such Indebtedness, the collateral trustee, the Company and each applicable Subsidiary Guarantor, has duly executed and delivered an ABL intercreditor agreement in the form attached as an exhibit to the collateral trust agreement;

(2)    Hedging Obligations of the Company incurred to hedge or manage interest rate risk in accordance with the terms of the Parity Lien Documents; provided that:

(a)    on or before the date on which such Hedging Obligations are entered into by the Company, such Hedging Obligations are designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the collateral trustee, as “Permitted ABL Debt” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both Permitted ABL Debt and Parity Lien Debt; and

(b)    the counterparty in respect of such Hedging Obligations, in its capacity as a holder or beneficiary of such Permitted ABL Lien, executes and delivers a joinder to the collateral trust agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the collateral trust agreement; and

(3)    Cash Management Obligations.

“Permitted ABL Debt Obligations” means Permitted ABL Debt and all other Obligations in respect thereof.

“Permitted ABL Facility Debt” means Indebtedness under clause (1) of Permitted ABL Debt.

“Permitted ABL Lien Cap” means, as of the date of incurrence, the greater of (a) $225.0 million and (b) the Borrowing Base (as defined under the Credit Agreement) under the Company’s Credit Agreement as in effect on the Issue Date.

“Permitted ABL Liens” means Liens granted to the collateral agent under any Permitted ABL Debt facility, at any time, upon (i) ABL Collateral of the Company or any Subsidiary, (ii) assets of any Foreign Subsidiary or Domestic Subsidiary that is not a Subsidiary Guarantor or (iii) Collateral other than ABL Collateral, which Liens in the case of this clause (iii) are junior in priority to all Parity Liens on the terms set forth in the ABL intercreditor agreement, in each case to secure Permitted ABL Debt Obligations.

“Permitted Business” means any of the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

“Permitted Liens” means:

(1)	Parity Liens securing (a) Parity Lien Debt in an aggregate outstanding principal amount (as of the date of incurrence of any Parity Lien Debt and after giving pro forma effect to the application of any net proceeds therefrom within 35 days of the date of such incurrence), not exceeding the Parity Lien Cap, and (b) all other related Parity Lien Obligations;

(2)	Permitted ABL Liens securing (a) Permitted ABL Facility Debt of the Company and its Subsidiaries in an aggregate outstanding principal amount not exceeding (as of the date of incurrence of any Permitted ABL Facility Debt and after giving pro forma effect to the application of any net proceeds therefrom within 35 days of the date of such incurrence) the Permitted ABL Lien Cap and (b) all other related Permitted ABL Debt Obligations;

(3)	Liens on any Property of Foreign Subsidiaries;

(4)	Liens on any Property acquired, leased, constructed or improved by us or any Subsidiary after the Issue Date to secure Indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such Property or of the cost of any construction or improvements on such Property, including Liens created as a result of an acquisition by way of Capital Lease, in each case, to the extent that the Indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or improvement of such Property, as the case may be;

(5)	Liens on any Property of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by us or any of our Subsidiaries or it otherwise becomes a Subsidiary of ours; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of ours and (b) such Lien extends only to the Property of such Person (and Subsidiaries of such Person);

(6)	Liens in favor of the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the Property subject to any such Lien, or the cost of constructing or improving the Property subject to such Lien;

(7)	Liens existing on the Issue Date (other than Liens to secure obligations under the Credit Agreement, the notes and/or the Existing Senior Notes);

(8)	Liens securing industrial revenue, pollution control or similar bonds issued or guaranteed by the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision;

(9)	Liens securing obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and Cash Management Services or any automated clearinghouse transfers of funds;

(10)	Liens securing obligations under Permitted Sales-Type Lease Transactions in an amount, at any time outstanding, not to exceed the greater of (a) $200 million, or (b) the amount permitted to be outstanding under the Credit Agreement as of the date such obligation is so secured;

(11)	Liens on assets that do not constitute Collateral; provided that the aggregate principal amount of Indebtedness secured by such Liens, together with the then outstanding Attributable Debt in respect of all Sale and Lease-Back Transactions entered into after the Issue Date, does not exceed 10% of Consolidated Net Tangible Assets of the Company, measured as of the date any such Indebtedness is incurred; and

(12)	extensions, renewals or replacements of any Lien referred to above; provided, however, that the principal amount of Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (other than any increases attributable to (a) any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced, (b) the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase and (c) any fees or expenses incurred in connection with such refinancing), and such extension, renewal or replacement will be limited to all or a part of the Property plus improvements and construction on such Property which was subject to the Lien so extended, renewed or replaced.

“Permitted Sales-Type Lease Transaction” means a limited recourse sale of payment obligations owing to the Company or any Subsidiary of the Company in relation to sales-type leases in exchange for cash proceeds.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of the Company or any Subsidiary, or any successor thereof.

“Qualified Receivables Financing” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company as Quotation Agent.

“Rating Agency” means (1) S&P, (2) Moody’s or (3) if either of S&P or Moody’s shall not then exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“Ratings Event” means with respect to the notes at any time from or after the occurrence of a Change of Control and until the earlier to occur of (x) 60 days after the later of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (y) both Rating Agencies publicly reaffirming an Investment Grade Rating on the notes following such Change of Control, the notes have a below Investment Grade Rating by either Rating Agency.

“Reference Treasury Dealer” means (1) Wells Fargo Securities, LLC and its successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third Business Day preceding that redemption date.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption “— Collateral Trust Agreement — Voting.” For purposes of this definition, (1) Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company and (2) Parity Lien Debt consisting of the Existing Senior Notes will be deemed not to be outstanding.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means the leasing by the Company or any Subsidiary of any assets located in the United States, whether owned at the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Company and any Subsidiary or between Subsidiaries), which assets have been or are to be sold or transferred by the Company or such Subsidiary to any party with the intention of taking back a lease of such assets.

“Sale of Collateral” means:

(1)    the sale, lease, conveyance or other disposition of any assets or rights that constitute Collateral; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Sale of Collateral covenant; and

(2)    the issuance of Capital Stock by any direct Subsidiary of the Company or any Subsidiary Guarantor, or the sale of Capital Stock in any direct Subsidiary of the Company or any Subsidiary Guarantor.

Notwithstanding the preceding, none of the following items will be deemed to be a Sale of Collateral:

(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $37.5 million;

(2)    a transfer of assets between or among the Company and its Subsidiaries;

(3)     an issuance or transfer of Capital Stock of a Subsidiary of the Company to the Company or to a Subsidiary of the Company;

(4)    the sale or lease of products, services, accounts receivable or notes receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or other assets no longer used or useful in the business of the Company or such Subsidiary Guarantor;

(5)     the sale or other disposition of cash or Cash Equivalents;

(6)    sales or transfers of accounts receivable and related assets of the type specified in the definition of “Permitted Sales-Type Lease Transactions” (or a fractional undivided interest therein);

(7)    to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(8)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(9)    any financing transaction with respect to property built or acquired by the Company or any Subsidiary after the Issue Date;

(10)    foreclosures on assets;

(11)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(12)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business; and

(13)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“security documents” means the collateral trust agreement, any Receivables intercreditor agreement, the ABL intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “— Collateral Trust Agreement — Amendment of Security Documents.”

“Series of Parity Lien Debt” means, severally, the notes and any additional notes, the Existing Senior Notes, any credit facility or other Indebtedness that constitutes Parity Lien Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Reserves and Accruals” means amounts reserved, accrued or paid or expected to be paid for bonuses, severance payments, cost reduction actions or other expenses reasonably expected to be incurred and associated with a particular Sale of Collateral, as specified in an officer’s certificate delivered to the trustee; provided that any such amounts so reserved or accrued that are not actually paid within 24 months of the closing of such Sale of Collateral will no longer be considered “Specified Reserves and Accruals” hereunder and will be deemed to constitute Net Proceeds of such Sale of Collateral received on the closing date thereof.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this “Description of the Notes” shall refer to a Subsidiary or Subsidiaries of the Company.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required to be held by others in Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The notes will initially be represented by global notes in registered, global form (collectively, the “Global Notes”). Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case no successor depositary has been appointed within 90 days;

(2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL

INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets acquired upon original issuance at their initial offering price.

A “U.S. holder” means a holder of the notes that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury regulations”) to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Tax Consequences to United States Holders

The following section applies to you if you are a U.S. holder. In certain circumstances, we may elect or be required to make payments in excess of the stated interest and principal payable on the notes (see “Description of the Notes — Optional Redemption” and “Description of the Notes — Change of Control”). The obligation to make these payments could implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” which, if applicable, could cause the timing, amount and character of a holder’s income in respect of the notes to be different from the consequences discussed below. Based in part on assumptions regarding the likelihood that such additional amounts will be paid, the possibility of such payments should not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Additional income, if any, will be recognized if and when any such additional payment is made as additional interest or proceeds from a disposition of the notes as described below. This position is binding on you unless you disclose a contrary position to the Internal Revenue Service (the “IRS”) in the manner required by applicable Treasury regulations. It is possible, however, that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the notes. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Payments of Interest

Stated interest paid on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. If, as anticipated, the notes are sold in this offering at par, or at a de minimis discount from par, then the notes will not be treated as issued with original issue discount for U.S. federal income tax purposes. For this purpose, discount is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the notes (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. holder’s tax basis in the note at that time. For these purposes, the amount realized will generally include the sum of the cash and the fair market value of any property received in exchange for the note. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “Payments of Interest,” to the extent not previously included in income by the U.S. holder. A U.S. holder’s tax basis in a note generally will equal the cost of the note to the U.S. holder. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over an applicable threshold. For these purposes, net investment income will generally include interest on and capital gains from the sale or other disposition of the notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder who is an individual, estate or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of the notes.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. holder generally will be subject to backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-United States Holders

As used herein, the term “non-U.S. holder” means, for United States federal income tax purposes, a holder of a note that is an individual, corporation, estate or trust that is not a U.S. holder (as defined above). The following section applies to you if you are a non-U.S. holder.

United States Federal Withholding Tax

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act in Sections 1471 through 1474 of the Code and Treasury regulations thereunder (known as “FATCA”), payments of interest on the notes by us or any applicable withholding agent to any non-U.S. holder will generally not be subject to United States federal withholding tax under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide us or other relevant withholding agent your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us or other relevant withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to United States federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “— United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “— United States Federal Withholding Tax” are satisfied) generally in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate).

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate).

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain derived from the sale, which may be offset by certain U.S. source capital losses of the non-U.S. holder.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes provided that we do not or the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person, and we have or the applicable withholding agent has received from you the statement described above in the fifth bullet point under “— United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are not a United States person (and the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person), or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Additional Withholding Requirements under FATCA

Payments of interest to a non-U.S. holder may be subject to a 30% withholding tax if the non-U.S. holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally such documentation is provided on an executed IRS Form W-8BEN or W-8BEN-E. If interest is subject to the 30% tax under FATCA, it will not be subject to the 30% tax described above under “— United States Federal Withholding Tax.” Starting in 2017, payments of the gross proceeds may also be subject to FATCA withholding absent proof of FATCA compliance.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (1) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, (2) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (3) entities whose underlying assets are considered to include “plan assets” (as defined in Section 3(42) of ERISA) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and are acting as representatives of the additional underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to the several underwriters, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Total	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriters must purchase all of the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $             per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that for a period of 40 days following the date of this prospectus supplement, we will not, without the prior written consent of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per note		%

We estimate that our total expenses for this offering will be approximately $1,250,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of each of the underwriters is a lender, and in some cases certain of the underwriters act as an agent or manager for the lenders, under our senior secured revolving credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

There is no established trading market for the notes offered hereby. We do not intend to list the notes on any national securities exchange. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The underwriters of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers . The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors ( investisseurs qualifiés ) and/or to a restricted circle of investors ( cercle restreint d’investisseurs ), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations ( Règlement Général ) of the Autorité des Marchés Financiers, does not constitute a public offer ( appel public à l’épargne ).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier .

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

VALIDITY OF SECURITIES

The legality of the notes offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Unisys Corporation as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, deficit and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

UNISYS CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

STOCK PURCHASE CONTRACTS

We may offer and sell debt securities, shares of common stock or shares of preferred stock, warrants and stock purchase contracts. These securities may be offered and sold from time to time in amounts, at prices and on terms to be determined at the time of offering.

We will provide the specific terms of the securities in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the related supplements and any incorporated documents carefully before you invest. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We may offer these securities directly to investors, through agents, underwriters or dealers, or through a combination of these methods, on a continued or delayed basis. The applicable prospectus supplement will provide the terms of the plan of distribution relating to the series of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Any net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “UIS.”

Before you invest, you should read this prospectus, any prospectus supplement, as well as the risks described in the documents incorporated by reference.

You should consider carefully the risk factors beginning on page 6 of this prospectus before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 23, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a shelf registration process. Under this shelf registration process, we may sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

When used in this prospectus, the terms “Unisys,” “we,” “our” and “us” refer to Unisys Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. We maintain a web site at www.unisys.com. The information on our web site is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

You may also read and copy reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

1.	Annual Report on Form 10-K for the year ended December 31, 2014 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Definitive Proxy Statement on Schedule 14A to be filed with the SEC).

2.	The description of our common stock contained in the registration statement of Burroughs Corporation on Form 8-B filed on May 29, 1984, as amended on Form 8 filed on May 7, 1991.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

Attention: Financial Communications

(215) 986-5777

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain and incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from expectations.

Factors that could affect future results include, but are not limited to, the following:

•	our future results will depend on our ability to effectively anticipate and respond to volatility and rapid technological innovation in our industry;

•	our future results will depend on our ability to maintain and grow our technology business;

•	our future results will depend on our ability to drive profitable growth in consulting and systems integration;

•	our future results will depend on our ability to grow our outsourcing business;

•	our future results will depend in part on our ability to attract, motivate and retain experienced and knowledgeable personnel in key positions;

•	we face aggressive competition in the information services and technology marketplace, which could lead to reduced demand for our products and services and could have an adverse effect on our business;

•	our future results will depend on our ability to retain significant clients;

•	our contracts may not be as profitable as expected or provide the expected level of revenues;

•	cybersecurity breaches could result in us incurring significant costs and could harm the company’s business and reputation;

•	a significant disruption in our IT systems could adversely affect our business and reputation;

•	we may face damage to our reputation or legal liability if our clients are not satisfied with our services or products;

•	our future results will depend in part on the performance and capabilities of third parties with whom we have commercial relationships;

•	we have significant pension obligations and may be required to make significant cash contributions to our defined benefit pension plans;

•	our future results will depend on our ability to continue to simplify our operations and provide services more cost efficiently;

•	our business can be adversely affected by global economic conditions, acts of war, terrorism or natural disasters;

•	our contracts with U.S. governmental agencies may subject us to audits, criminal penalties, sanctions and other expenses and fines;

•	more than half of our revenue is derived from operations outside of the United States, and we are subject to the risks of doing business internationally;

•	financial market conditions may inhibit our ability to access capital and credit markets to address our liquidity needs;

•	our services or products may infringe upon the intellectual property rights of others;

•	pending litigation could affect our results of operations or cash flow; and

•	we could face business and financial risk in implementing future dispositions or acquisitions.

Any forward-looking statement speaks only as of the date on which that statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

ABOUT UNISYS

Unisys Corporation is a global information technology (“IT”) company. We work with many of the world’s largest companies and government organizations to secure and keep their mission-critical operations running at peak performance; streamline and transform their data centers; enhance support to their end users and constituents; and modernize their enterprise applications. We do this while protecting and building on their legacy IT investments. Our offerings include outsourcing and managed services, systems integration and consulting services, high-end server technology, cybersecurity and cloud management software, and maintenance and infrastructure support services. We have more than 20,000 employees serving clients around the world.

We operate in two business segments—Services and Technology. Financial information concerning the two segments can be found in Note 14, “Segment information”, of the Notes to Consolidated Financial Statements appearing in our annual report to stockholders for the year ended December 31, 2014, and such information is incorporated herein by reference.

Principal Products and Services

Unisys brings together services and technology into solutions that solve mission-critical problems for organizations around the world.

In the Services segment, we provide services to help our clients improve their competitiveness, security and cost efficiency. Our services include outsourcing, systems integration and consulting, infrastructure services and core maintenance.

•	In outsourcing, we manage clients’ data centers, computer servers and end-user computing environments as well as specific business processes.

•	In systems integration and consulting, we consult with clients to assess the security and cost effectiveness of their IT systems and help them design, integrate and modernize their mission-critical applications to achieve their business goals.

•	In infrastructure services, we provide design, warranty and support services for our customers’ IT infrastructure, including their networks, desktops, servers, and mobile and wireless devices.

•	In core maintenance, we provide maintenance of Unisys systems and products as well as of those of third party technology providers.

In the Technology segment, we design and develop software, servers and related products to help clients reduce costs, improve security, create agility and improve the efficiency of their data center environments. As a pioneer in large-scale computing, Unisys offers deep experience and rich technological capabilities in transaction-intensive, mission-critical environments. We provide a range of data center, infrastructure management and cloud computing offerings to help clients virtualize and automate their data-center environments. Product offerings include enterprise-class servers, such as the ClearPath family of servers, the Forward! by Unisys line of fabric servers, and the ES family of servers; the Unisys Stealth™ family of cybersecurity software; and operating system software and middleware.

The primary vertical markets Unisys serves worldwide include commercial, financial services, public sector (outside the U.S. federal government) and the U.S. federal government.

We market our products and services primarily through a direct sales force. In certain foreign countries, we market primarily through distributors. Complementing our direct sales force, we make use of a select group of resellers and alliance partners to market our services and product portfolio.

Our principal executive offices are located at 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. Our telephone number is (215) 986-4011.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement or any free writing prospectus before acquiring any of such securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes, to reduce or refinance indebtedness and to make acquisitions or engage in other business opportunities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends presented below should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and any other documents filed under the Exchange Act that are incorporated by reference herein. The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of our last five fiscal years appear below. We computed the ratio of earnings to fixed charges by dividing earnings (loss) by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings (loss) by the sum of fixed charges and preferred stock dividends. Earnings (loss) consist of income (loss) from continuing operations before income taxes, plus amortization of capitalized interest and fixed charges, less interest capitalized during the period. Fixed charges consist of interest expense on all indebtedness, interest capitalized during the period, amortization of debt issuance expense and the portion of rental expense representative of interest. Preferred stock dividends consist of dividends paid with respect to our 6.25% Mandatory Convertible Preferred Stock, Series A, none of which remains outstanding.

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods shown:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	4.42	6.13	5.09	3.03	2.52
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	4.16	4.46	4.04	2.68	2.52

The foregoing information will be updated by the information relating to our Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends contained in our periodic reports filed with the SEC, which will be incorporated by reference in this prospectus at the time they are filed with the SEC. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities. You should refer to the applicable indenture and the applicable prospectus supplement and any documents incorporated herein or therein by reference for more specific information and the specific terms of a particular offering.

General

Our debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities, if unsecured, will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to all of our existing and future senior indebtedness in right of payment.

The senior debt securities will be issued under a senior indenture between us and Wells Fargo Bank, National Association or another trustee chosen by us, and the subordinated debt securities will be issued under a subordinated indenture between us and Wells Fargo Bank, National Association or another trustee chosen by us, in each case as may be supplemented by a supplemental indenture relating to the specific terms of the debt securities offered. We have filed copies of both indentures as exhibits to the registration statement of which this prospectus is a part.

The indentures do not limit the amount of debt securities that we may issue and permit us to issue securities from time to time in one or more series. All debt securities of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. We may issue our debt securities separately or upon conversion of or in exchange for our preferred stock or other debt securities. The debt securities will be our direct obligations. They may bear interest at a fixed or floating rate or they may not bear interest. We may issue debt securities at, above or below their stated principal amount, as described more fully in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

•	the title of the debt securities;

•	whether they are senior or subordinated;

•	the total amount of the debt securities authorized and the amount outstanding, if any;

•	any limit on the aggregate principal amount of the debt securities offered by that prospectus supplement;

•	whether the debt securities will be guaranteed and the identity of the guarantors, if applicable;

•	when the principal of the debt securities will mature;

•	the interest rate, if any, or the method for determining it, including any procedures to determine, vary or reset the interest rate;

•	when interest, if any, will be payable, as well as the record dates for determining to whom we will pay interest;

•	where the principal of, and premium and interest if any on, the debt securities will be paid;

•	the percentage of the principal amount at which such debt securities will be offered;

•	redemption, call, repurchase or sinking fund provisions, if any;

•	whether the debt securities will be issued in global or certificated form and, in the case of global securities, the name of the depositary, if any;

•	if we are going to make payments to the holder in a foreign currency or currencies, the currency or currencies and manner of conversion from U.S. dollars;

•	any index we may use to determine the amount of payment of principal of, and premium and interest, if any, on, the debt securities;

•	whether the debt securities are convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur;

•	any additions, deletions or changes to events of default or covenants provided in the applicable indenture;

•	any other terms of the debt securities that vary from the terms in the applicable indenture;

•	whether the debt securities will be secured or unsecured and the terms and collateral of any secured debt securities;

•	any material U.S. federal income tax considerations; and

•	any other information we think is important with respect to the terms and other provisions of the securities.

Denominations, Registration and Transfer

We will issue debt securities as registered securities (without coupons) either in certificated form or in the form of one or more global securities. We will issue book-entry debt securities as registered global securities. Each global security will be issued in the denomination of the aggregate principal amount of the securities that it represents. Unless otherwise stated in the applicable prospectus, we will issue the debt securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

A holder may exchange certificated debt securities for other debt securities of the same series in a like aggregate principal amount but in different authorized denominations. Whenever any such debt securities are surrendered for exchange, we will execute, and the trustee will authenticate and deliver, the debt securities that the holder making the exchange is entitled to receive.

A holder may present debt securities in certificated form for registration of transfer (with the form of transfer printed on the security duly executed) at the office of the security registrar that we designate for such purpose. Unless we state otherwise in the applicable prospectus supplement, the security registrar will be the trustee we appointed under the indenture for the applicable debt securities. There will be no service charge to register the transfer, but the holder is responsible for paying any taxes and other governmental charges. Any transfer or exchange is subject to the security registrar being satisfied with the documents of title and identity of the person making the request.

For a discussion of restrictions on the exchange, registration and transfer of global securities, see the section below entitled “—Global Securities”.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, we will pay the principal of, and premium and interest, if any, on, debt securities to a paying agent, whom we will designate from time to time. However, at our option we may pay any interest (1) by check mailed to each holder at such holder’s address appearing in the security register or (2) by wire transfer to an account maintained by each holder. Unless otherwise stated in the applicable prospectus supplement, we will pay interest to each holder on the applicable payment date if the debt security is registered in such holder’s name at the close of business on the regular record date for that interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee under the applicable indenture will act as our sole paying agent through its principal office. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series. If, after two years, moneys that we paid to a paying agent remain unclaimed, the paying agent will remit the moneys to us, together with any interest, and each holder may look only to us for payment (or to the applicable state if we are required to escheat the moneys).

Global Securities

We will deposit any global securities with a depositary or its nominee identified in the applicable prospectus supplement. While the applicable prospectus supplement will describe the specific terms of the depositary arrangement, we expect the following general provisions to apply to our depositary arrangements:

Global securities will be registered in the name of the depositary or its nominee. Upon the issuance of a global security, the depositary or nominee will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or nominee. If we are offering and selling the debt securities directly, we will designate the accounts to be credited; otherwise, our underwriter or agent will do so. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of securities receive them in certificated form. This may limit the ability to transfer beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustees, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and thereafter a successor is not appointed within 90 days; or

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities or that we will permit global securities to be exchanged for certificated debt securities.

Consolidation, Merger, Sale or Lease of Assets

Each indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that:

•	the successor corporation assumes our obligations under the indenture and the debt securities issued thereunder;

•	after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, would become an event of default shall have occurred and be continuing; and

•	any other conditions that may be specified with respect to a particular series of debt securities are met.

Events of Default

Except as may be provided in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment in respect of any debt security of that series when due;

•	failure to perform any other covenant of Unisys in the applicable indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% in aggregate principal amount of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. If we issued the securities with original issue discount, less than the stated principal amount may become payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

Each of the indentures provides that, subject to the trustee’s duty to act with the required standard of care during a default, the applicable trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered indemnity satisfactory to it to the applicable trustee. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We are required to furnish the trustees annually with a statement as to our compliance with our obligations under the indentures and as to any defaults.

Modification and Waiver

We and the trustees may enter into supplemental indentures without the consent of any holders of the debt securities for the purposes, among other things, of expanding our covenants for the benefit of the holders of any series of debt securities, adding additional events of default for the benefit of the holders of any series of debt securities, adding guarantees, adding security, establishing the form or terms of debt securities or curing ambiguities or inconsistencies.

We may make other modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, the consent of all of the holders of our debt securities that are affected by a modification or amendment is required:

•	to change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	to reduce the principal amount of, or any premium or interest on, any debt security;

•	to reduce the amount of principal of debt securities issued with original issue discount payable upon acceleration of the maturity thereof;

•	to change the currency of payment of principal of, or any premium or interest on, any debt security;

•	to impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	to reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium or interest, if any, on, any of the debt securities of that series or in respect of a covenant or provision of the indenture that cannot, under the terms of the indenture, be modified or amended without the consent of the holders of each outstanding debt security affected thereby.

Defeasance

Except as specified with respect to debt securities of a particular series, we may discharge our obligations in respect of the debt securities of any series (including, in the case of the senior debt securities, our obligations to abide by certain covenants) by depositing with the trustee, in trust, money or government obligations which, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay all the interest, principal and premium, if any, on the debt securities of that series on the dates those payments are due in accordance with the terms of the series. We must also, among other things, deliver to the applicable trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for U.S. income tax purposes and (2) the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. Notwithstanding the foregoing, we may not be discharged from certain obligations to register the transfer or exchange of debt securities of a series, convert debt securities of a series, replace stolen, lost or mutilated debt securities of a series, maintain paying agencies or hold moneys for payment in trust.

Conversion Rights

The applicable prospectus supplement will describe the terms on which holders of our debt securities of a series may convert the securities into our preferred stock or our common stock. Conversion may be mandatory, at the option of the holder, or at our option, as described in the applicable prospectus supplement.

Subordination Provisions

Our subordinated debt securities will be subordinated in right of payment, to the extent provided in the subordinated indenture or as described in an applicable prospectus supplement, to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, unless otherwise provided in an applicable prospectus supplement, we will not make any payment of principal, premium or interest with respect to subordinated debt securities or on account of their purchase, redemption or other acquisition if any default in the payment of principal, premium or interest on any senior indebtedness occurs and continues beyond any applicable grace period.

If the subordinated trustee or the holders of our subordinated debt securities receive a payment that should not have been paid because of the existence of any of the events described above, they will be required to turn over the funds to the holders of our senior debt. In addition, subject to the payment in full of all senior debt, holders of subordinated debt securities will be subrogated to the rights of the holders of that senior debt with respect to the right to receive payments or distributions of our cash, property or securities applicable to that senior debt until all amounts owing on the subordinated debt securities are paid in full.

By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our creditors may recover more, ratably, than holders of the subordinated debt securities.

The subordinated indenture does not place any limits on the amount of other indebtedness, including senior indebtedness, that we may issue.

“Senior indebtedness” with respect to any series of subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series. The prospectus supplement, or the information incorporated by reference therein, will also set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Notices

Notices will be mailed to holders of debt securities at their addresses as they appear in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association and its affiliates have normal banking relationships with us and it participates as a lender in our revolving credit facility. Wells Fargo Bank, National Association and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common stock, our preferred stock and certain provisions of the Delaware General Corporation Law. For more detailed information, you should refer to our Restated Certificate of Incorporation, as amended, Certificate of Designations, Preferences and Rights and By-laws, copies of which have been filed with the SEC and incorporated by reference into this prospectus, and the relevant provisions of the Delaware General Corporation Law.

General

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $.01 per share; and

•	40,000,000 shares of preferred stock, par value $1 per share, including 1,500,000 shares that have been designated as junior participating preferred stock.

As of December 31, 2014, there were 49,680,914 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of any holders of shares of preferred stock and except as otherwise may be required by applicable law, holders of shares of common stock:

•	are entitled to receive dividends when and as declared by the board of directors from funds legally available for that purpose;

•	have the exclusive right to vote on all matters on which stockholders generally are entitled to vote, including the election of directors, and are entitled to one vote per share; and

•	are entitled, upon any liquidation, dissolution or winding up of Unisys, to a pro rata distribution of the assets and funds available for distribution to stockholders.

Holders of shares of common stock do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock. Our common stock is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “UIS”. Computershare Inc. is the transfer agent for our common stock.

We have not declared or paid any cash dividends on our common stock since 1990 and do not anticipate declaring or paying dividends on the common stock in the foreseeable future. Certain of our debt instruments and credit facilities may restrict our ability to pay dividends.

All outstanding shares of our common stock are fully paid and nonassessable. Any shares of common stock that we issue will be fully paid and nonassessable.

Preferred Stock

Our Restated Certificate of Incorporation, as amended, authorizes our board of directors to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of preferred stock we may offer, our board of directors has the authority, subject to applicable law, to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	the ranking of that series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the dividend rate, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if Unisys is dissolved or liquidated;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	the voting rights for the shares of that series; and

•	any other rights, preferences or limitations of that series.

Holders of any shares of preferred stock will have no preemptive rights with respect to such shares unless specified in the applicable prospectus supplement. In addition, the rights of holders of any shares of preferred stock with respect to such shares will be subordinate to the rights of our general creditors. Each new series of preferred stock will rank prior to our common stock regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement. If the preferred stock is convertible into our common stock, we will reserve the full number of shares of our common stock issuable upon conversion of the preferred stock out of the total of our authorized but unissued shares of common stock to permit the conversion of the preferred stock into shares of common stock. Any shares of preferred stock that we issue will be fully paid and nonassessable.

If we offer preferred stock, the applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the preferred stock. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as our Restated Certificate of Incorporation, as amended, before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Junior Participating Preferred Stock

Our Restated Certificate of Incorporation, as amended, authorizes our board of directors to provide for the issuance of shares of our junior participating preferred stock. The shares of junior participating preferred stock will be nonredeemable. Each share of junior participating preferred stock will have a preferential quarterly dividend equal to the greater of (1) $15 per share or (2) 300 times the aggregate dividend declared per share of common stock. In the event of liquidation, the holders of the shares of junior participating preferred stock will receive a preferred liquidation payment of $100 per share, and will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of common stock. Each share of the junior participating preferred stock will have 300 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of the junior participating preferred stock will be entitled to receive 300 times the amount received per share of common stock. The junior participating preferred stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

Anti-Takeover Provisions

Delaware Law

Unisys is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder. The provision does not apply if:

•	prior to such time, either the business combination or such transaction is approved by the board of directors of the corporation;

•	upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

•	on or after such time, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

Corporate Documents

Our Restated Certificate of Incorporation, as amended, and By-laws also contain anti-takeover provisions that may have the effect of delaying, deferring or preventing a future takeover or change in control unless the board approves it. These provisions may also make it more difficult to remove the current board of directors.

•	Removal of Directors; Vacancies—Directors may be removed from office with or without cause by the affirmative vote of at least 80% of the outstanding voting stock. Vacancies in the board of directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office.

•	Special Meetings of Stockholders—Under the Restated Certificate of Incorporation, as amended, and By-laws, stockholders may not call a special meeting of stockholders. Only the board of directors, by resolution adopted by a majority of the entire board, may call a special meeting of stockholders.

•	Action by Written Consent—The Delaware General Corporation Law provides that, unless specifically prohibited by the certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take the action at a meeting of stockholders. Our Restated Certificate of Incorporation, as amended, requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent.

•	Business Combinations—The Restated Certificate of Incorporation, as amended, provides that mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by Unisys (individually, a “corporate transaction”) must be approved by 80% or more of the voting stock when the action involves a person (a “20% stockholder”) who beneficially owns more than 20% of the then outstanding shares of voting stock, unless minimum price, form of consideration and procedural requirements (the “fair price provisions”) are satisfied or unless a majority of the directors not affiliated with the 20% stockholder approve the corporate transaction.

The affirmative vote of 80% or more of the then outstanding shares of voting stock is required to amend, alter or repeal the provisions of the Restated Certificate of Incorporation, as amended, and By-laws discussed above.

The purpose of the provisions of the Restated Certificate of Incorporation, as amended, and By-laws relating to (1) the removal of directors and the filling of vacancies; (2) the prohibition of stockholder action by written consent and (3) supermajority voting requirements for the repeal of these provisions is to discourage many types of transactions that involve an actual or threatened change of control of Unisys. They are designed to make it more difficult and time-consuming to change majority control of the board of directors and thus to reduce the vulnerability of Unisys to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting stock or to an unsolicited proposal for the restructuring or sale of all or part of the company.

These charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of common stock, or the removal of the incumbent board of directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the fair price provisions discussed above provide that corporate transactions involving Unisys and a 20% stockholder may not be consummated without the approval of a majority of unaffiliated directors (unless the transaction meets specified criteria or is approved by supermajority vote), these provisions could give incumbent management the power to prevent certain takeovers. The fair price provisions may also discourage attempts to effect a “two-step” acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the voting stock for less desirable consideration. Under the provisions governing the removal of directors, the third party would not immediately obtain the ability to control the board of directors through its first-step acquisition and, under the fair price provisions, having made the first-step acquisition, the third party could not acquire the balance of the voting stock for a lower price without a supermajority vote or the approval of a majority of the unaffiliated directors.

These provisions of the Restated Certificate of Incorporation, as amended, and By-laws help ensure that the board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of shares of common stock, will have sufficient time to review the proposal and to consider appropriate alternatives for Unisys stockholders.

These provisions are also intended to encourage persons seeking to acquire control of Unisys to initiate such an acquisition through arm’s-length negotiations with the board of directors, who would then be in a position to negotiate a transaction that would treat all stockholders in substantially the same manner. The provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of Unisys, even though such an attempt might be beneficial to the company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of common stock by purchasers whose objective is to have those shares repurchased by the company at a premium, the provisions could tend to reduce the temporary fluctuations in the market price of common stock caused by these accumulations. Accordingly, Unisys stockholders could be deprived of the opportunity to sell their shares at a potentially higher market price.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrant agreement with the SEC in connection with any offering of warrants.

We will describe the terms of any warrants we issue in a prospectus supplement. Those terms will include the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the amount of securities that may be purchased upon exercise of a warrant and the exercise price;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a description of the securities purchasable upon exercise of the warrants;

•	if applicable, a description of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information relating to book-entry procedures, if any;

•	anti-dilution provisions, if any;

•	redemption or call provisions, if any; and

•	any other information we think is important.

In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts obligating holders to purchase from us and obligating us to sell to the holders, a specified number of shares of Unisys common stock or other securities at a future date or dates. The price per share and number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement and any documents incorporated by reference will describe the terms of any stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference may be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements relating to the stock purchase contracts. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the stock purchase contracts.

PLAN OF DISTRIBUTION

We may sell the securities offered in the prospectus in any of, or any combination of, the following ways:

•	through underwriters or dealers;

•	directly to purchasers; or

•	through agents.

We or any of our agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction, including any underwriting discounts and other items constituting underwriters’ compensation. Unless otherwise set forth in the prospectus supplement, the obligation of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

Underwriters

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act, and to the contribution for payments the underwriters and dealers may be required to make.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities will be passed upon for Unisys by Morgan, Lewis & Bockius LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated balance sheets of Unisys Corporation as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, deficit and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$350,000,000

Unisys Corporation

    % Senior Secured Notes due 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

September     , 2015

Joint Book-Running Managers

Wells Fargo Securities BofA Merrill Lynch

Co-Managers

Citigroup HSBC RBS